Exhibit 17(e)

W&R TARGET FUNDS, INC.
International II Portfolio

Micro Cap Growth Portfolio

Small Cap Value Portfolio

6300 Lamar Avenue

P. O. Box 29217

Shawnee Mission, Kansas 66201-9217

913-236-2000

888-WADDELL

July 24, 2003

STATEMENT OF ADDITIONAL INFORMATION

          This Statement of Additional Information (SAI) is not a prospectus. Investors should read this SAI in conjunction with the prospectus (Prospectus) for International II Portfolio, Micro Cap Growth Portfolio and Small Cap Value Portfolio (each, a Portfolio) of W&R Target Funds, Inc. (Fund) dated July 24, 2003, which may be obtained by request to the Fund or Waddell & Reed, Inc. at the address or telephone number shown above.

TABLE OF CONTENTS

Performance Information

Investment Strategies, Policies and Practices

Investment Management and Other Services

Net Asset Value

Directors and Officers

Purchases and Redemptions

Shareholder Communications

Taxes

Dividends and Distributions

Portfolio Transactions and Brokerage

Other Information

Appendix A

THE FUND AND ITS HISTORY

          W&R Target Funds, Inc. (Fund) was organized as a Maryland corporation on December 2, 1986. Prior to August 31, 1998, the Fund was known as TMK/United Funds, Inc.; prior to October 16, 2000, it was known as Target/United Funds, Inc. Each of the Portfolios, a series of the Fund, is a mutual fund, an investment that pools shareholders’ money and invests it toward a specified goal. In technical terms, each Portfolio is an open-end, diversified management company. The Fund sells its shares only to the separate accounts of Participating Insurance Companies to fund certain variable life insurance policies and variable annuity contracts (Policies).

PERFORMANCE INFORMATION

          From time to time, advertisements and sales materials for one or more of the Portfolios may include total return information and/or performance rankings. Performance data will be accompanied by or used in calculating performance data for the respective separate accounts that invest in the Portfolio.

     Total Return

          The following relates to each Portfolio. Total return is the overall change in the value of an investment over a given period of time. An average annual total return quotation is computed by finding the average annual compounded rates of return over the one-, five-, and ten-year periods that would equate the initial amount invested to the ending redeemable value. Total return is calculated by assuming an initial $1,000 investment. No sales charge is required to be paid by the Participating Insurance Companies for purchase of shares. All dividends and distributions are assumed to be paid in shares at their net asset value (NAV) as of the day the dividend or distribution is paid. The formula used to calculate the total return is:

P(1 + T)[n] =	ERV

Where : P =	$1,000 initial payment
T =	Average annual total return
n =	Number of years
ERV =	Ending redeemable value of the $1,000 investment for the periods shown.

          None of the Portfolios has been in operation prior to the date of this SAI; therefore, no average annual total return information is provided.

          Unaveraged or cumulative total return may also be quoted. Such total return data reflects the change in value of an investment over a stated period of time. Cumulative total returns will be calculated according to the formula indicated above but without averaging the rate for the number of years in the period. The Fund may also provide non-standardized performance information.

     Performance Rankings and Other Information

          From time to time, advertisements and information furnished to present or prospective Policyholders may include a Portfolio’s performance rankings as published by recognized independent mutual fund statistical services such as Lipper Analytical Services, Inc., or by publications of general interest such as The Wall Street Journal, Business Week, Barron’s, Fortune, Morningstar, etc. A Portfolio’s performance may also be compared to that of other selected mutual funds or recognized market indicators including the Standard & Poor’s 500 Composite Stock Price Index and the Dow Jones Industrial Average. Performance information may be quoted numerically or presented in a table, graph or other illustration. In connection with a ranking, the Fund may provide additional information, such as the particular category to which it related, the number of funds in the category, the criteria upon which the ranking is based, and the effect of sales charges, fee waivers and/or expense reimbursements.

          Performance information for a Portfolio may be accompanied by information about market conditions and other factors that affected the Portfolio’s performance for the period(s) shown.

          All performance information included in advertisements or sales material is historical in nature and is not intended to represent or guarantee future results. The value of a Portfolio’s shares when redeemed may be more or less than their original cost.

INVESTMENT STRATEGIES, POLICIES AND PRACTICES

          This SAI supplements the information contained in the Portfolios’ Prospectus and contains more detailed information about the investment strategies and policies the investment manager, Waddell & Reed Investment Management Company (WRIMCO), or a Portfolio’s investment sub-advisor (Sub-Advisor), may employ, and the types of instruments in which a Portfolio may invest, in pursuit of the Portfolio’s goal. A summary of the risks associated with these instrument types and investment practices is included as well.

          A Portfolio’s Sub-Advisor might not buy all of these instruments or use all of these techniques, or use them to the full extent permitted by the Portfolio’s investment policies and restrictions. A Sub-Advisor buys an instrument or uses a technique only if it believes that doing so will help the Portfolio achieve its goal. See Investment Restrictions and Limitations for a listing of the fundamental and non-fundamental, or operating, investment restrictions and policies of the Portfolios.

     Securities - General

          The main types of securities in which the Portfolios may invest include common stock, preferred stock, debt securities and convertible securities. Although common stocks and other equity securities have a history of long-term growth in value, their prices tend to fluctuate in the short term, particularly those of smaller companies. The equity securities in which a Portfolio invests may include preferred stock that converts into common stock. Each Portfolio may invest in preferred stock rated in any rating category of the established rating services or, if unrated, judged by its Sub-Advisor to be of equivalent quality. Debt securities have varying levels of sensitivity to changes in interest rates and varying degrees of quality. As a general matter, however, when interest rates rise, the values of fixed-rate securities fall and, conversely, when interest rates fall, the values of fixed-rate debt securities rise. Similarly, long-term bonds are generally more sensitive to interest rate changes than short-term bonds.

          Lower quality debt securities, or junk bonds, are considered to be speculative and involve greater risk of default or price changes due to changes in the issuer’s creditworthiness. The market prices of these securities may fluctuate more than high-quality securities and may decline significantly in periods of general economic difficulty. The market for lower-rated debt securities may be thinner and less active than that for higher-rated debt securities, which can adversely affect the prices at which the former are sold. Adverse publicity and changing investor perceptions may decrease the values and liquidity of lower-rated debt securities, especially in a thinly traded market. Valuation becomes more difficult and judgment plays a greater role in valuing lower-rated debt securities than with respect to securities for which more external sources of quotations and last sale information are available. Since the risk of default is higher for lower-rated debt securities, the Sub-Advisor’s research and credit analysis are an especially important part of managing securities of this type held by the Portfolio. The Sub-Advisor continuously monitors the issuers of lower-rated debt securities in the Portfolio in an attempt to determine if the issuers will have sufficient cash flow and profits to meet required principal and interest payments. The Fund may choose, at its expense or in conjunction with others, to pursue litigation or otherwise exercise its rights as a security holder to seek to protect the interests of security holders if it determines this to be in the best interest of the shareholders of the affected Portfolio(s).

          Subject to its investment restrictions, a Portfolio may invest in debt securities rated in any rating category of the established rating services, including securities rated in the lowest category (securities rated D by Standard & Poor’s (S&P) and D by Moody’s Corporation (Moody’s)). Debt securities rated D by S&P or D by Moody’s are in payment default or are regarded as having extremely poor prospects of ever attaining any real investment standing. Debt securities rated at least BBB by S&P or Baa by Moody’s are considered to be investment grade debt securities; however, securities rated BBB or Baa may have speculative characteristics. However, International II Portfolio invests, for the most part, in investment-grade debt securities. As an operating policy, International II Portfolio will not invest more than 5% of its net assets in securities (including convertible securities) valid at least BBB by S&P or Baa by Moody’s and may not invest in securities below those ratings. Each Portfolio will treat unrated securities judged by its Sub-Advisor to be of equivalent quality to a rated security as having that rating.

          While credit ratings are only one factor a Sub-Advisor relies on in evaluating high-yield debt securities, certain risks are associated with credit ratings. Credit ratings evaluate the safety of principal and interest payments, not market value risk. Credit ratings for individual securities may change from time to time, and a Portfolio may retain the Portfolio security whose rating has been changed.

          Micro Cap Growth Portfolio and Small Cap Value Portfolio may purchase debt securities whose principal amount at maturity is dependent upon the performance of a specified equity security. The issuer of such debt securities, typically an investment banking firm, is unaffiliated with the issuer of the equity security to whose performance the debt security is linked. Equity-linked debt securities differ from ordinary debt securities in that the principal amount received at maturity is not fixed, but is based on the price of the linked equity security at the time the debt security matures. The performance of equity-linked debt securities depends primarily on the performance of the linked equity security and may also be influenced by interest rate changes. In addition, although the debt securities are typically adjusted for diluting events such as stock splits, stock dividends and certain other events affecting the market value of the linked equity security, the debt securities are not adjusted for subsequent issuances of the linked equity security for cash. Such an issuance could adversely affect the price of the debt security. In addition to the equity risk relating to the linked equity security, such debt securities are also subject to credit risk with regard to the issuer of the debt security. In general, however, such debt securities are less volatile than the equity securities to which they are linked.

          The Portfolios may invest in convertible securities. A convertible security is a bond, debenture, note, preferred stock or other security that may be converted into or exchanged for a prescribed amount of common stock of the same or different issuer within a particular period of time at a specified price or formula. Convertible securities generally have higher yields than common stocks of the same or similar issuers, but lower yields than comparable nonconvertible securities, are less subject to fluctuation in value than the underlying stock because they have fixed income characteristics, and provide the potential for capital appreciation if the market price of the underlying common stock increases.

          The value of a convertible security is influenced by changes in interest rates, with investment value declining as interest rates increase and increasing as interest rates decline. The credit standing of the issuer and other factors also may have an effect on the convertible security’s investment value.

          The Portfolios may also invest in a type of convertible preferred stock that pays a cumulative, fixed dividend that is senior to, and expected to be in excess of, the dividends paid on the common stock of the issuer. At the mandatory conversion date, the preferred stock is converted into not more than one share of the issuer’s common stock at the call price that was established at the time the preferred stock was issued. If the price per share of the related common stock on the mandatory conversion date is less than the call price, the holder of the preferred stock will nonetheless receive only one share of common stock for each share of preferred stock (plus cash in the amount of any accrued but unpaid dividends). At any time prior to the mandatory conversion date, the issuer may redeem the preferred stock upon issuing to the holder a number of shares of common stock equal to the call price of the preferred stock in effect on the date of redemption divided by the market value of the common stock, with such market value typically determined one or two trading days prior to the date notice of redemption is given. The issuer must also pay the holder of the preferred stock cash in an amount equal to any accrued but unpaid dividends on the preferred stock. This convertible preferred stock is subject to the same market risk as the common stock of the issuer, except to the extent that such risk is mitigated by the higher dividend paid on the preferred stock. The opportunity for equity appreciation afforded by an investment in such convertible preferred stock, however, is limited, because in the event the market value of the issuer’s common stock increases to or above the call price of the preferred stock, the issuer may (and would be expected to) call the preferred stock for redemption at the call price. This convertible preferred stock is also subject to credit risk with regard to the ability of the issuer to pay the dividend established upon issuance of the preferred stock. Generally, convertible preferred stock is less volatile than the related common stock of the issuer.

     Specific Securities and Investment Practices

   Bank Deposits

          Among the other debt securities in which the Portfolios may invest are deposits in banks (represented by certificates of deposit or other evidence of deposit issued by such banks) of varying maturities. The Federal Deposit Insurance Corporation insures the principal of certain such deposits, currently to the extent of $100,000 per bank. Bank deposits are not marketable, and a Portfolio may invest in them only within the 15% limit mentioned below under Investment Restrictions and Limitations regarding illiquid securities unless such obligations are payable at principal amount plus accrued interest on demand or within seven days after demand.

     Borrowing

          Each Portfolio may borrow money only for temporary, emergency or extraordinary purposes (not for leveraging or investment) in an amount not exceeding 33 1/3% of the value of its total assets less liabilities (other than borrowings). See Investment Restrictions and Limitations.

   Foreign Securities and Currencies

          Micro Cap Growth Portfolio and Small Cap Value Portfolio may each invest up to 10% of its total assets in the securities of foreign issuers, including depository receipts. International II Portfolio may invest in the securities of foreign issuers, including depository receipts, without limitation. See Investment Restrictions and Limitations.

          In general, depository receipts are securities convertible into and evidencing ownership of securities of foreign corporate issuers, although depository receipts may not necessarily be denominated in the same currency as the securities into which they may be converted. American Depository Receipts (ADRs), in registered form, are dollar-denominated receipts typically issued by a U.S. bank or trust company evidencing ownership of the underlying securities. International depository receipts and European depository receipts, in bearer form, are foreign receipts evidencing a similar arrangement and are designed for use by non-U.S. investors and traders in non-U.S. markets. Global depository receipts are more recently developed receipts designed to facilitate the trading of foreign issuers by U.S. and non-U.S. investors and traders.

          The Sub-Advisors believe that there are investment opportunities as well as risks in investing in foreign securities. Individual foreign economies may differ favorably or unfavorably from the U.S. economy or each other in such matters as gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. Individual foreign companies may also differ favorably or unfavorably from domestic companies in the same industry. Foreign currencies may be stronger or weaker than the U.S. dollar or than each other. Thus, the value of securities denominated in or indexed to foreign currencies, and of dividends and interest from such securities, can change significantly when foreign currencies strengthen or weaken relative to the U.S. dollar. The Sub-Advisors each believe that a Portfolio’s ability to invest assets abroad might enable it to take advantage of these differences and strengths where they are favorable.

          However, foreign securities and foreign currencies involve additional significant risks, apart from the risks inherent in U.S. investments. Foreign securities markets generally have less trading volume and less liquidity than U.S. markets, and prices on some foreign markets can be highly volatile. Many foreign countries lack uniform accounting and disclosure standards comparable to those applicable to U.S. companies, and it may be more difficult to obtain reliable information regarding an issuer’s financial conditions and operations. In addition, the costs of foreign investing, including withholding taxes, brokerage commissions and custodial costs, are generally higher than for U.S. investments.

          Foreign markets may offer less protection to investors than U.S. markets. Foreign issuers, brokers and securities markets may be subject to less government supervision. Foreign security trading practices, including those involving the release of assets in advance of payment, may involve increased risks in the event of a failed trade or the insolvency of a broker-dealer, and may involve substantial delays. It may also be difficult to enforce legal rights in foreign countries.

          Investing abroad also involves different political and economic risks. Foreign investments may be affected by actions of foreign governments adverse to the interests of U.S. investors, including the possibility of expropriation or nationalization of assets, confiscatory taxation, restrictions on U.S. investment or on the ability to repatriate assets or convert currency into U.S. dollars, or other government intervention. There may be greater possibility of default by foreign governments or government-sponsored enterprises. Investments in foreign countries also involve a risk of local political, economic, or social instability, military action or unrest, or adverse diplomatic developments. These considerations generally are intensified with respect to developing market countries (as described below). There is no assurance that a Sub-Advisor will be able to anticipate these potential events or counter their effects.

          In particular, International II Portfolio may invest in securities issued by governments, governmental agencies and companies located in developing market countries. International II Portfolio’s Sub-Advisor considers countries having developing markets to be all countries that are generally considered to be developing or emerging countries by the International Bank for Reconstruction and Development (more commonly referred to as the World Bank) and the International Finance Corporation, as well as countries that are classified by the United Nations or otherwise regarded by their authorities as developing. Currently, the countries not included in this category are Ireland, Spain, New Zealand, Australia, the United Kingdom, Italy, the Netherlands, Belgium, Austria, France, Canada, Germany, Denmark, the United States, Sweden, Finland, Norway, Japan and Switzerland. In addition, developing market securities means (i) securities of companies the principal securities trading market for which is a developing market country, as defined above, (ii) securities, traded in any market, of companies that derive 50% or more of their total revenue from either goods or services produced in such developing market countries or sales made in such developing market countries or (iii) securities of companies organized under the laws of, and with a principal office in, a developing market country. International II Portfolio will at all times, except during temporary defensive periods, maintain investments in at least three countries having developing markets.

          Certain foreign securities impose restrictions on transfer within the United States or to U.S. persons. Although securities subject to transfer restrictions may be marketable abroad, they may be less liquid than foreign securities of the same class that are not subject to such restrictions.

          Investments in obligations of domestic branches of foreign banks will not be considered to be foreign securities if WRIMCO has determined that the nature and extent of federal and state regulation and supervision of the branch in question is substantially equivalent to federal or state chartered domestic banks doing business in the same jurisdiction.

     Illiquid Investments

          Illiquid investments are investments that cannot be sold or disposed of in the ordinary course of business within seven days at approximately the price at which they are valued. Investments currently considered to be illiquid include:

(1)	repurchase agreements not terminable within seven days;

(2)	securities for which market quotations are not readily available;

(3)	over-the-counter (OTC) options and their underlying collateral;

(4)	bank deposits, unless they are payable at principal amount plus accrued interest on demand or within seven days after demand;

(5)	restricted securities not determined to be liquid pursuant to guidelines established by or under the direction of the Fund’s Board of Directors;

(6)	non-government stripped fixed-rate mortgage-backed securities;

(7)	securities involved in swap, cap, floor and collar transactions; and

(8)	direct debt instruments.

          The assets used as cover for OTC options written by a Portfolio will be considered illiquid unless the OTC options are sold to qualified dealers who agree that the Portfolio may repurchase any OTC option it writes at a maximum price to be calculated by a formula set forth in the option agreement. The cover for an OTC option written subject to this procedure would be considered illiquid only to the extent that the maximum repurchase price under the formula exceeds the intrinsic value of the option.

          If, through a change in values, net assets, or other circumstances, a Portfolio were in a position where more than 15% of its net assets were invested in illiquid securities, it would seek to take appropriate steps to protect liquidity.

     Index Depositary Receipts

          Micro Cap Growth Portfolio and Small Cap Value Portfolio each may invest up to 5% of its total assets in one or more types of depositary receipts (DRs) as a means of tracking the performance of a designated stock index while maintaining liquidity. Micro Cap Growth Portfolio and Small Cap Value Portfolio each may invest in S&P 500 Depositary Receipts (SPDRs), which track the S&P 500 Index; S&P MidCap 400 Depositary Receipts (MidCap SPDRs), which track the S&P MidCap 400 Index; and Dow Industrial Diamonds, which track the Dow Jones Industrial Average, or in other DRs which track indexes, provided that such investments are consistent with the Portfolio’s investment objective as determined by its Sub-Advisor. Each of these securities represents shares of ownership of a long-term unit investment trust (a type of investment company) that holds all of the stock included in the relevant underlying index.

          DRs carry a price that equals a specified fraction of the value of the designated index and are exchange traded. As with other equity transactions, brokers charge a commission in connection with the purchase of DRs. In addition, an asset management fee is charged in connection with the underlying unit investment trust (which is in addition to the asset management fee paid by a Portfolio).

          Trading costs for DRs are somewhat higher than those for stock index futures contracts, but, because DRs trade like other exchange-listed equities, they represent a quick and convenient method of maximizing the use of a Portfolio’s assets to track the return of a particular stock index. DRs share in the same market risks as other equity investments.

     Indexed Securities

          Each Portfolio may purchase securities whose prices are indexed to the prices of other securities, securities indexes, currencies, or other financial indicators, subject to the Portfolio’s operating policy regarding derivative instruments. Indexed securities typically, but not always, are debt securities or deposits whose value at maturity or whose coupon rate is determined by reference to a specific instrument or statistic. The performance of indexed securities depends to a great extent on the performance of the security, currency or other instrument to which they are indexed and may also be influenced by interest rate changes in the United States and abroad. At the same time, indexed securities are subject to the credit risks associated with the issuer of the security and their values may decline substantially if the issuer’s creditworthiness deteriorates. Indexed securities may be more volatile than the underlying investments.

          Recent issuers of indexed securities have included banks, corporations, and certain U.S. government agencies. The Portfolio’s Sub-Advisor will use its judgment in determining whether indexed securities should be treated as short-term instruments, bonds, stocks, depending on the individual characteristics of the securities. Certain indexed securities that are not traded on an established market may be deemed illiquid.

     Investment Company Securities

          Each Portfolio may purchase shares of another investment company subject to the restrictions and limitations of the 1940 Act. As a shareholder in an investment company, a Portfolio would bear its pro rata share of that investment company’s expenses, which could result in duplication of certain fees, including management and administrative fees.

          Closed-End Investment Companies. Some countries, such as South Korea, Chile and India, have authorized the formation of closed-end investment companies to facilitate indirect foreign investment in their capital markets. In accordance with the 1940 Act, International II Portfolio may invest up to 10% of its total assets in securities of closed-end investment companies. This restriction on investments in securities of closed-end investment companies may limit opportunities for International II Portfolio to invest indirectly in certain developing markets. Shares of certain closed-end investment companies may at times be acquired only at market prices representing premiums to their net asset values.

     Lending Securities

          Securities loans may be made on a short-term or long-term basis for the purpose of increasing a Portfolio’s income. If a Portfolio lends securities, the borrower pays the Portfolio an amount equal to the dividends or interest on the securities that the Portfolio would have received if it had not lent the securities. The Portfolio also receives additional compensation. Under the Portfolios’ current securities lending procedures, the Portfolios may lend securities only to broker-dealers and financial institutions deemed creditworthy by WRIMCO.

          Any securities loans that a Portfolio makes must be collateralized in accordance with applicable regulatory requirements (Guidelines). At the time of each of its loan, a Portfolio must receive collateral equal to no less than 100% of the market value of the securities lent. Under the present Guidelines, the collateral must consist of cash or U.S. Government securities or bank letters of credit, at least equal in value to the market value of the securities lent on each day that the loan is outstanding. If the market value of the lent securities exceeds the value of the collateral, the borrower must add more collateral so that it at least equals the market value of the securities lent. If the market value of the securities decreases, the borrower is entitled to return of the excess collateral.

          There are two methods of receiving compensation for making loans. The first is to receive a negotiated loan fee from the borrower. This method is available for all three types of collateral. The second method, which is not available when letters of credit are used as collateral, is for the Portfolio to receive interest on the investment of the cash collateral or to receive interest on the U.S. Government securities used as collateral. Part of the interest received in either case may be shared with the borrower.

          The letters of credit that a Portfolio may accept as collateral are agreements by banks (other than the borrowers of the Portfolio’s securities), entered into at the request of the borrower and for its account and risk, under which the banks are obligated to pay to the Portfolio, while the letter is in effect, amounts demanded by the Portfolio if the demand meets the terms of the letter. The Portfolio’s right to make this demand secures the borrower’s obligations to it. The terms of any such letters and the creditworthiness of the banks providing them (which might include the Portfolio’s custodian bank) must be satisfactory to WRIMCO.

          The Portfolios will make loans only under rules of the New York Stock Exchange (NYSE), which presently require the borrower to give the securities back to the Portfolio within five business days after the Portfolio gives notice to do so. If a Portfolio loses its voting rights with respect to securities on loan, it will have the securities returned to it in time to vote them if a material event affecting the investment is to be voted on. A Portfolio may pay reasonable finder’s, administrative and custodian fees in connection with loans of securities.

          Some, but not all, of these rules are necessary to meet requirements of certain laws relating to securities loans. These rules will not be changed unless the change is permitted under these requirements. These requirements do not cover the present rules, which may be changed without shareholder vote, as to: (1) whom securities may be lent; (2) the investment of cash collateral; or (3) voting rights.

          There may be risks of delay in receiving additional collateral from the borrower if the market value of the securities on loan increases, as well as risks of delay in recovering the securities on loan or even loss of rights in the collateral should the borrower fail financially.

     Options, Futures and Other Strategies

          General. A Portfolio’s Sub-Advisor may use certain options, futures contracts (sometimes referred to as futures), options on futures contracts, forward currency contracts, swaps, caps, floors, collars, indexed securities and other derivative instruments (collectively, Financial Instruments) to attempt to enhance income or yield or to attempt to hedge the Portfolio’s investments. The strategies described below may be used in an attempt to manage the risks of a Portfolio’s investments that can affect fluctuation in its NAV.

          Generally, a Portfolio may purchase and sell any type of Financial Instrument. However, as an operating policy, a Portfolio will only purchase or sell a particular Financial Instrument if the Portfolio is authorized to invest in the type of asset by which the return on, or value of, the Financial Instrument is primarily measured. Since each Portfolio is authorized to invest in foreign securities, each Portfolio may purchase and sell foreign currency derivatives.

          Hedging strategies can be broadly categorized as short hedges and long hedges. A short hedge is a purchase or sale of a Financial Instrument intended partially or fully to offset potential declines in the value of one or more investments held in a Portfolio’s portfolio. Thus, in a short hedge, the Portfolio takes a position in a Financial Instrument whose price is expected to move in the opposite direction of the price of the investment being hedged.

          Conversely, a long hedge is a purchase or sale of a Financial Instrument intended partially or fully to offset potential increases in the acquisition cost of one or more investments that the Portfolio intends to acquire. Thus, in a long hedge, the Portfolio takes a position in a Financial Instrument whose price is expected to move in the same direction as the price of the prospective investment being hedged. A long hedge is sometimes referred to as an anticipatory hedge. In an anticipatory hedge transaction, the Portfolio does not own a corresponding security and, therefore, the transaction does not relate to a security the Portfolio owns. Rather, it relates to a security that the Portfolio intends to acquire. If the Portfolio does not complete the hedge by purchasing the security it anticipated purchasing, the effect on the Portfolio’s holdings is the same as if the transaction were entered into for speculative purposes.

          Financial Instruments on securities generally are used to attempt to hedge against price movements in one or more particular securities positions that a Portfolio owns or intends to acquire. Financial Instruments on indexes, in contrast, generally are used to attempt to hedge against price movements in market sectors in which a Portfolio has invested or expects to invest. Financial Instruments on debt securities may be used to hedge either individual securities or broad debt market sectors.

          The use of Financial Instruments is subject to applicable regulations of the SEC, the several exchanges upon which they are traded and the Commodity Futures Trading Commission (CFTC). In addition, a Portfolio’s ability to use Financial Instruments is limited by tax considerations. See Taxes.

          In addition to the instruments, strategies and risks described below, the Sub-Advisors expect to discover additional opportunities in connection with Financial Instruments and other similar or related techniques. These new opportunities may become available as the particular Sub-Advisor develops new techniques, as regulatory authorities broaden the range of permitted transactions and as new Financial Instruments or other techniques are developed. The Sub-Advisor may utilize these opportunities to the extent that they are consistent with the applicable Portfolio’s goal and permitted by that Portfolio’s investment limitations and applicable regulatory authorities. A Portfolio might not use any of these strategies, and there can be no assurance that any strategy used will succeed. The Portfolios’ Prospectus and/or SAI will be supplemented to the extent that new products or techniques involve materially different risks than those described below or in the Prospectus.

          Special Risks. The use of Financial Instruments involves special considerations and risks, certain of which are described below. In general, these techniques may increase the volatility of a Portfolio and may involve a small investment of cash relative to the magnitude of the risk assumed. Risks pertaining to particular Financial Instruments are described in the sections that follow:

          (1)     Successful use of most Financial Instruments depends upon the applicable Sub-Advisor’s ability to predict movements of the overall securities, currency and interest rate markets, which requires different skills than predicting changes in the prices of individual securities. There can be no assurance that any particular strategy will succeed, and use of Financial Instruments could result in a loss, regardless of whether the intent was to reduce risk or increase return.

          (2)     There might be imperfect correlation, or even no correlation, between price movements of a Financial Instrument and price movements of the investments being hedged. For example, if the value of a Financial Instrument used in a short hedge increased by less than the decline in value of the hedged investment, the hedge would not be fully successful. Such a lack of correlation might occur due to factors unrelated to the value of the investments being hedged, such as speculation or other pressures on the markets in which Financial Instruments are traded. The effectiveness of hedges using Financial Instruments on indexes will depend on the degree of correlation between price movements in the index and price movements in the securities being hedged.

          Because there are a limited number of types of exchange-traded options and futures contracts, it is likely that the standardized contracts available will not match a Portfolio’s current or anticipated investments exactly. A Portfolio may invest in options and futures contracts based on securities with different issuers, maturities, or other characteristics from the securities in which it typically invests, which involves a risk that the options or futures position will not track the performance of the Portfolio’s other investments.

          Options and futures prices can also diverge from the prices of their underlying instruments, even if the underlying instruments match a Portfolio’s investments well. Options and futures prices are affected by such factors as current and anticipated short-term interest rates, changes in volatility of the underlying instrument, and the time remaining until expiration of the contract, which may not affect security prices the same way. Imperfect correlation may also result from differing levels of demand in the options and futures markets and the securities markets, from structural differences in how options and futures and securities are traded, or from imposition of daily price fluctuation limits or trading halts. A Portfolio may purchase or sell options and futures contracts with a greater or lesser value than the securities it wishes to hedge or intends to purchase in order to attempt to compensate for differences in volatility between the contract and the securities, although this may not be successful in all cases. If price changes in a Portfolio’s options or futures positions are poorly correlated with its other investments, the positions may fail to produce anticipated gains or result in losses that are not offset by gains in other investments.

          (3)     If successful, the above-discussed strategies can reduce risk of loss by wholly or partially offsetting the negative effect of unfavorable price movements. However, such strategies can also reduce opportunity for gain by offsetting the positive effect of favorable price movements. For example, if a Portfolio entered into a short hedge because its Sub-Advisor projected a decline in the price of a security in the Portfolio’s holdings, and the price of that security increased instead, the gain from that increase might be wholly or partially offset by a decline in the price of the Financial Instrument. Moreover, if the price of the Financial Instrument declined by more than the increase in the price of the security, the Portfolio could suffer a loss. In either such case, the Portfolio would have been in a better position had it not attempted to hedge at all.

          (4)     As described below, a Portfolio might be required to maintain assets as cover, maintain segregated accounts or make margin payments when it takes positions in Financial Instruments involving obligations to third parties (i.e., Financial Instruments other than purchased options). If the Portfolio were unable to close out its positions in such Financial Instruments, it might be required to continue to maintain such assets or accounts or make such payments until the position expired or matured. These requirements might impair the Portfolio’s ability to sell a portfolio security or make an investment at a time when it would otherwise be favorable to do so, or require that the Portfolio sell a portfolio security at a disadvantageous time.

          (5)     A Portfolio’s ability to close out a position in a Financial Instrument prior to expiration or maturity depends on the existence of a liquid secondary market or, in the absence of such a market, the ability and willingness of the other party to the transaction (counterparty) to enter into a transaction closing out the position. Therefore, there is no assurance that any position can be closed out at a time and price that is favorable to the Portfolio.

          Cover. Transactions using Financial Instruments, other than purchased options, expose a Portfolio to an obligation to another party. Each Portfolio will comply with SEC guidelines regarding cover for these instruments and will, if the guidelines so require, set aside cash or liquid assets in an account with its custodian in the prescribed amount as determined daily. A Portfolio will not enter into any such transactions unless it owns either (1) an offsetting (covered) position in securities, currencies or other options, futures contracts or forward contracts, or (2) cash and liquid assets with a value, marked-to-market daily, sufficient to cover its potential obligations to the extent not covered as provided in (1) above.

          Assets used as cover or held in an account cannot be sold while the position in the corresponding Financial Instrument is open, unless they are replaced with other appropriate assets. As a result, the commitment of a large portion of a Portfolio’s assets to cover or to segregated accounts could impede portfolio management or the Portfolio’s ability to meet redemption requests or other current obligations.

          Options. A call option gives the purchaser the right to buy, and obligates the writer to sell, the underlying investment at the agreed-upon price during the option period. A put option gives the purchaser the right to sell, and obligates the writer to buy, the underlying investment at the agreed-upon price during the option period. Purchasers of options pay an amount, known as a premium, to the option writer in exchange for the right under the option contract.

          The purchase of call options can serve as a long hedge, and the purchase of put options can serve as a short hedge. Writing put or call options can enable a Portfolio to enhance income or yield by reason of the premiums paid by the purchasers of such options. However, if the market price of the security underlying a put option declines to less than the exercise price of the option, minus the premium received, the Portfolio would expect to suffer a loss.

          Writing call options can serve as a limited short hedge, because declines in the value of the hedged investment would be offset to the extent of the premium received for writing the option. However, if the security or currency appreciates to a price higher than the exercise price of the call option, it can be expected that the option will be exercised and the Portfolio will be obligated to sell the security or currency at less than its market value. If the call option is an OTC option, the securities or other assets used as cover would be considered illiquid to the extent described under Illiquid Investments.

          Writing put options can serve as a limited long hedge because increases in the value of the hedged investment would be offset to the extent of the premium received for writing the option. However, if the security or currency depreciates to a price lower than the exercise price of the put option, it can be expected that the put option will be exercised and the Portfolio will be obligated to purchase the security or currency at more than its market value. If the put option is an OTC option, the securities or other assets used as cover would be considered illiquid to the extent described under Illiquid Investments.

          The value of an option position will reflect, among other things, the current market value of the underlying investment, the time remaining until expiration, the relationship of the exercise price to the market price of the underlying investment, the historical price volatility of the underlying investment and general market conditions. Options that expire unexercised have no value.

          A Portfolio may effectively terminate its right or obligation under an option by entering into a closing transaction. For example, the Portfolio may terminate its obligation under a call or put option that it had written by purchasing an identical call or put option; this is known as a closing purchase transaction. Conversely, the Portfolio may terminate a position in a put or call option it had purchased by writing an identical put or call option; this is known as a closing sale transaction. Closing transactions permit the Portfolio to realize profits or limit losses on an option position prior to its exercise or expiration.

          A type of put that a Portfolio may purchase is an optional delivery standby commitment, which is entered into by parties selling debt securities to the Portfolio. An optional delivery standby commitment gives the Portfolio the right to sell the security back to the seller on specified terms. This right is provided as an inducement to purchase the security.

          Risks of Options on Securities. Options offer large amounts of leverage, which will result in a Portfolio’s NAV being more sensitive to changes in the value of the related instrument. Each Portfolio may purchase or write both exchange-traded and OTC options. Exchange-traded options in the United States are issued by a clearing organization affiliated with the exchange on which the option is listed that, in effect, guarantees completion of every exchange-traded option transaction. In contrast, OTC options are contracts between a Portfolio and its counterparty (usually a securities dealer or a bank) with no clearing organization guarantee. Thus, when a Portfolio purchases an OTC option, it relies on the counterparty from whom it purchased the option to make or take delivery of the underlying investment upon exercise of the option. Failure by the counterparty to do so would result in the loss of any premium paid by the Portfolio as well as the loss of any expected benefit of the transaction.

          A Portfolio’s ability to establish and close out positions in exchange-listed options depends on the existence of a liquid market. However, there can be no assurance that such a market will exist at any particular time. Closing transactions can be made for OTC options only by negotiating directly with the counterparty, or by a transaction in the secondary market if any such market exists. There can be no assurance that a Portfolio will in fact be able to close out an OTC option position at a favorable price prior to expiration. In the event of insolvency of the counterparty, the Portfolio might be unable to close out an OTC option position at any time prior to its expiration.

          If a Portfolio were unable to effect a closing transaction for an option it had purchased, it would have to exercise the option to realize any profit. The inability to enter into a closing purchase transaction for a covered call option written by a Portfolio could cause material losses because the Portfolio would be unable to sell the investment used as cover for the written option until the option expires or is exercised.

          Options on Indexes. Puts and calls on indexes are similar to puts and calls on securities or futures contracts except that all settlements are in cash and gain or loss depends on changes in the index in question rather than on price movements in individual securities or futures contracts. When a Portfolio writes a call on an index, it receives a premium and agrees that, prior to the expiration date, the purchaser of the call, upon exercise of the call, will receive from the Portfolio an amount of cash if the closing level of the index upon which the call is based is greater than the exercise price of the call. The amount of cash is equal to the difference between the closing price of the index and the exercise price of the call times a specified multiple (multiplier), which determines the total dollar value for each point of such difference. When a Portfolio buys a call on an index, it pays a premium and has the same rights as to such call as are indicated above. When a Portfolio buys a put on an index, it pays a premium and has the right, prior to the expiration date, to require the seller of the put, upon the Portfolio’s exercise of the put, to deliver to the Portfolio an amount of cash if the closing level of the index upon which the put is based is less than the exercise price of the put, which amount of cash is determined by the multiplier, as described above for calls. When a Portfolio writes a put on an index, it receives a premium and the purchaser of the put has the right, prior to the expiration date, to require the Portfolio to deliver to it an amount of cash equal to the difference between the closing level of the index and the exercise price times the multiplier if the closing level is less than the exercise price.

          Risks of Options on Indexes. The risks of investment in options on indexes may be greater than options on securities. Because index options are settled in cash, when a Portfolio writes a call on an index it cannot provide in advance for its potential settlement obligations by acquiring and holding the underlying securities. A Portfolio can offset some of the risk of writing a call index option by holding a diversified portfolio of securities similar to those on which the underlying index is based. However, a Portfolio cannot, as a practical matter, acquire and hold a portfolio containing exactly the same securities as underlie the index and, as a result, bears a risk that the value of the securities held will vary from the value of the index.

          Even if a Portfolio could assemble a portfolio that exactly reproduced the composition of the underlying index, it still would not be fully covered from a risk standpoint because of the timing risk inherent in writing index options. When an index option is exercised, the amount of cash that the holder is entitled to receive is determined by the difference between the exercise price and the closing index level on the date when the option is exercised. As with other kinds of options, a Portfolio as the call writer will not learn that the portfolio has been assigned until the next business day at the earliest. The time lag between exercise and notice of assignment poses no risk for the writer of a covered call on a specific underlying security, such as a common stock, because there the writer’s obligation is to deliver the underlying security, not to pay its value as of a fixed time in the past. So long as the writer already owns the underlying security, it can satisfy its settlement obligations by simply delivering it, and the risk that its value may have declined since the exercise date is borne by the exercising holder. In contrast, even if the writer of an index call holds securities that exactly match the composition of the underlying index, it will not be able to satisfy its assignment obligations by delivering those securities against payment of the exercise price. Instead, it will be required to pay cash in an amount based on the closing index value on the exercise date. By the time it learns that it has been assigned, the index may have declined, with a corresponding decline in the value of its portfolio. This timing risk is an inherent limitation on the ability of index call writers to cover their risk exposure by holding securities positions.

          If a Portfolio has purchased an index option and exercises it before the closing index value for that day is available, it runs the risk that the level of the underlying index may subsequently change. If such a change causes the exercised option to fall out-of-the-money, the Portfolio will be required to pay the difference between the closing index value and the exercise price of the option (times the applicable multiplier) to the assigned writer.

          OTC Options. Unlike exchange-traded options, which are standardized with respect to the underlying instrument, expiration date, contract size and strike price, the terms of OTC options (options not traded on an exchange) generally are established through negotiation with the other party to the option contract. While this type of arrangement allows a Portfolio great flexibility to tailor the option to its needs, OTC options generally involve greater risk than exchange-traded options, which are guaranteed by the clearing organization of the exchanges where they are traded.

          Generally, OTC foreign currency options used by the Portfolios are European-style options. This means that the option is only exercisable immediately prior to its expiration. This is in contrast to American-style options, which are exercisable at any time prior to the expiration date of the option.

          Futures Contracts and Options on Futures Contracts. The purchase of futures contracts or call options on futures contracts can serve as a long hedge, and the sale of futures contracts or the purchase of put options on a futures contract can serve as a short hedge. Writing call options on futures contracts can serve as a limited short hedge, using a strategy similar to that used for writing call options on securities or indexes. Similarly, writing put options on futures contracts can serve as a limited long hedge. Futures contracts and options on futures contracts can also be purchased and sold to attempt to enhance income or yield.

          In addition, futures contract strategies can be used to manage the average duration of a Portfolio’s fixed-income portfolio. If a Portfolio’s Sub-Advisor wishes to shorten the average duration of the Portfolio’s fixed-income portfolio, the Portfolio may sell a debt futures contract or a call option thereon, or purchase a put option on that futures contract. If the Sub-Advisor wishes to lengthen the average duration of the Portfolio’s fixed-income portfolio, the Portfolio may buy a debt futures contract or a call option thereon, or sell a put option thereon.

          No price is paid upon entering into a futures contract. Instead, at the inception of a futures contract the Portfolio is required to deposit initial margin in an amount generally equal to 10% or less of the contract value. Margin must also be deposited when writing a call or put option on a futures contract, in accordance with applicable exchange rules. Unlike margin in securities transactions, initial margin on futures contracts does not represent a borrowing, but rather is in the nature of a performance bond or good-faith deposit that is returned to the Portfolio at the termination of the transaction if all contractual obligations have been satisfied. Under certain circumstances, such as periods of high volatility, the Portfolio may be required by an exchange to increase the level of its initial margin payment, and initial margin requirements might be increased generally in the future by regulatory action.

          Subsequent variation margin payments are made to and from the futures broker daily as the value of the futures position varies, a process known as marking-to-market. Variation margin does not involve borrowing, but rather represents a daily settlement of the Portfolio’s obligations to or from a futures broker. When a Portfolio purchases an option on a futures contract, the premium paid plus transaction costs is all that is at risk. In contrast, when a Portfolio purchases or sells a futures contract or writes a call or put option thereon, it is subject to daily variation margin calls that could be substantial in the event of adverse price movements. If the Portfolio has insufficient cash to meet daily variation margin requirements, it might need to sell securities at a time when such sales are disadvantageous.

          Purchasers and sellers of futures contracts and options on futures contracts can enter into offsetting closing transactions, similar to closing transactions on options, by selling or purchasing, respectively, an instrument identical to the instrument purchased or sold. Positions in futures contracts and options on futures contracts may be closed only on an exchange or board of trade that provides a secondary market. However, there can be no assurance that a liquid secondary market will exist for a particular contract at a particular time. In such event, it may not be possible to close a futures contract or options position.

          Under certain circumstances, futures contracts exchanges may establish daily limits on the amount that the price of a futures contract or an option on a futures contract can vary from the previous day’s settlement price; once that limit is reached, no trades may be made that day at a price beyond the limit. Daily price limits do not limit potential losses because prices could move to the daily limit for several consecutive days with little or no trading, thereby preventing liquidation of unfavorable positions.

          If a Portfolio were unable to liquidate a futures contract or an option on a futures position due to the absence of a liquid secondary market or the imposition of price limits, it could incur substantial losses. The Portfolio would continue to be subject to market risk with respect to the position. In addition, except in the case of purchased options, the Portfolio would continue to be required to make daily variation margin payments and might be required to maintain the position being hedged by the futures contract or option or to maintain cash or liquid assets in an account.

          Risks of Futures Contracts and Options Thereon. The ordinary spreads between prices in the cash and futures markets (including the options on futures market), due to differences in the natures of those markets, are subject to the following factors which may create distortions. First, all participants in the futures market are subject to margin deposit and maintenance requirements. Rather than meeting additional margin deposit requirements, investors may close futures contracts through offsetting transactions, which could distort the normal relationship between the cash and futures markets. Second, the liquidity of the futures market depends on participants entering into offsetting transactions rather than making or taking delivery. To the extent participants decide to make or take delivery, liquidity in the futures market could be reduced, thus producing distortion. Third, from the point of view of speculators, the deposit requirements in the futures market are less onerous than margin requirements in the securities market. Therefore, increased participation by speculators in the futures market may cause temporary price distortions. Due to the possibility of distortion, a correct forecast of general interest rate, currency exchange rate or stock market trends by the Portfolio’s Sub-Advisor may still not result in a successful transaction. The Sub-Advisor may be incorrect in its expectations as to the extent of various interest rate, currency exchange rate or stock market movements or the time span within which the movements take place.

          Index Futures. The risk of imperfect correlation between movements in the price of an index futures contract and movements in the price of the securities that are the subject of the hedge increases as the composition of a Portfolio’s holdings diverges from the securities included in the applicable index. The price of the index futures contract may move more than or less than the price of the securities being hedged. If the price of the index futures contract moves less than the price of the securities that are the subject of the hedge, the hedge will not be fully effective but, if the price of the securities being hedged has moved in an unfavorable direction, the Portfolio would be in a better position than if it had not hedged at all. If the price of the securities being hedged has moved in a favorable direction, this advantage will be partially offset by the futures contract. If the price of the futures contract moves more than the price of the securities, the Portfolio will experience either a loss or a gain on the futures contract that will not be completely offset by movements in the price of the securities that are the subject of the hedge. To compensate for the imperfect correlation of movements in the price of the securities being hedged and movements in the price of the index futures contract, a Portfolio may buy or sell index futures contracts in a greater dollar amount than the dollar amount of the securities being hedged if the historical volatility of the prices of the securities being hedged is more than the historical volatility of the prices of the securities included in the index. It is also possible that, where a Portfolio has sold index futures contracts to hedge against decline in the market, the market may advance and the value of the securities held in the portfolio may decline. If this occurred, the Portfolio would lose money on the futures contract and also experience a decline in value of its portfolio securities. However, while this could occur for a very brief period or to a very small degree, over time the value of a diversified portfolio of securities will tend to move in the same direction as the market indexes on which the futures contracts are based.

          Where index futures contracts are purchased to hedge against a possible increase in the price of securities before a Portfolio is able to invest in them in an orderly fashion, it is possible that the market may decline instead. If the Portfolio then concludes not to invest in them at that time because of concern as to possible further market decline or for other reasons, it will realize a loss on the futures contract that is not offset by a reduction in the price of the securities it had anticipated purchasing.

          To the extent that a Portfolio enters into futures contracts, options on futures contracts or options on foreign currencies traded on a CFTC-regulated exchange, in each case other than for bona fide hedging purposes (as defined by the CFTC), the aggregate initial margin and premiums required to establish those positions (excluding the amount by which options are in-the-money at the time of purchase) will not exceed 5% of the liquidation value of the Portfolio’s holdings, after taking into account unrealized profits and unrealized losses on any contracts the Portfolio has entered into. (In general, a call option on a futures contract is in-the-money if the value of the underlying futures contract exceeds the strike, i.e., exercise, price of the call; a put option on a futures contract is in-the-money if the value of the underlying futures contract is exceeded by the strike price of the put.) This policy does not limit to 5% the percentage of the Portfolio’s total assets that are at risk in futures contracts, options on futures contracts and currency options.

          Foreign Currency Hedging Strategies – Special Considerations. International II Portfolio may use options and futures contracts on foreign currencies (including the euro), as described above, and forward foreign currency contracts (forward currency contracts), as described below, to attempt to hedge against movements in the values of the foreign currencies in which the Portfolio’s securities are denominated or to attempt to enhance income or yield. Currency hedges can protect against price movements in a security that the Portfolio owns or intends to acquire that are attributable to changes in the value of the currency in which it is denominated. Such hedges do not, however, protect against price movements in the securities that are attributable to other causes.

          International II Portfolio might seek to hedge against changes in the value of a particular currency when no Financial Instruments on that currency are available or such Financial Instruments are more expensive than certain other Financial Instruments. In such cases, the Portfolio may seek to hedge against price movements in that currency by entering into transactions using Financial Instruments on another currency or a basket of currencies, the values of which its Sub-Advisor believes will have a high degree of positive correlation to the value of the currency being hedged. The risk that movements in the price of the Financial Instrument will not correlate perfectly with movements in the price of the currency subject to the hedging transaction is magnified when this strategy is used.

          The value of Financial Instruments on foreign currencies depends on the value of the underlying currency relative to the U.S. dollar. Because foreign currency transactions occurring in the interbank market might involve substantially larger amounts than those involved in the use of such Financial Instruments, International Stock Value Portfolio could be disadvantaged by having to deal in the odd lot market (generally consisting of transactions of less than $1 million) for the underlying foreign currencies at prices that are less favorable than for round lots.

          There is no systematic reporting of last sale information for foreign currencies or any regulatory requirement that quotations available through dealers or other market sources be firm or revised on a timely basis. Quotation information generally is representative of very large transactions in the interbank market and thus might not reflect odd-lot transactions where rates might be less favorable. The interbank market in foreign currencies is a global, round-the-clock market. To the extent the U.S. options or futures markets are closed while the markets for the underlying currencies remain open, significant price and rate movements might take place in the underlying markets that cannot be reflected in the markets for the Financial Instruments until they reopen.

          Settlement of transactions involving foreign currencies might be required to take place within the country issuing the underlying currency. Thus, the Portfolio might be required to accept or make delivery of the underlying foreign currency in accordance with any U.S. or foreign regulations regarding the maintenance of foreign banking arrangements by U.S. residents and might be required to pay any fees, taxes and charges associated with such delivery assessed in the issuing country.

          Forward Currency Contracts. International II Portfolio may enter into forward currency contracts to purchase or sell foreign currencies for a fixed amount of U.S. dollars or another foreign currency. A forward currency contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days (term) from the date of the forward currency contract agreed upon by the parties, at a price set at the time of the forward currency contract. These forward currency contracts are traded directly between currency traders (usually large commercial banks) and their customers.

          Such transactions may serve as long hedges; for example, International II Portfolio may purchase a forward currency contract to lock in the U.S. dollar price of a security denominated in a foreign currency that the Portfolio intends to acquire. Forward currency contract transactions may also serve as short hedges; for example, the Portfolio may sell a forward currency contract to lock in the U.S. dollar equivalent of the proceeds from the anticipated sale of a security or a dividend or interest payment denominated in a foreign currency.

          International II Portfolio may also use forward currency contracts to hedge against a decline in the value of existing investments denominated in foreign currency. For example, if the Portfolio owned securities denominated in euros, it could enter into a forward currency contract to sell euros in return for U.S. dollars to hedge against possible declines in the euro’s value. Such a hedge, sometimes referred to as a position hedge, would tend to offset both positive and negative currency fluctuations, but would not offset changes in security values caused by other factors. The Portfolio could also hedge the position by selling another currency expected to perform similarly to the euro. This type of hedge, sometimes referred to as a proxy hedge, could offer advantages in terms of cost, yield or efficiency, but generally would not hedge currency exposure as effectively as a simple hedge into U.S. dollars. Proxy hedges may result in losses if the currency used to hedge does not perform similarly to the currency in which the hedged securities are denominated.

          International II Portfolio also may use forward currency contracts to attempt to enhance income or yield. The Portfolio could use forward currency contracts to increase its exposure to foreign currencies that its Sub-Adviser believes might rise in value relative to the U.S. dollar, or shift its exposure to foreign currency fluctuations from one country to another. For example, if the Portfolio owned securities denominated in a foreign currency and its Sub-Adviser believed that currency would decline relative to another currency, it might enter into a forward currency contract to sell an appropriate amount of the first foreign currency, with payment to be made in the second foreign currency.

          The cost to International II Portfolio of engaging in forward currency contracts varies with factors such as the currency involved, the length of the contract period and the market conditions then prevailing. Because forward currency contracts are usually entered into on a principal basis, no fees or commissions are involved. When the Portfolio enters into a forward currency contract, it relies on the counterparty to make or take delivery of the underlying currency at the maturity of the contract. Failure by the counterparty to do so would result in the loss of any expected benefit of the transaction.

          As is the case with futures contracts, purchasers and sellers of forward currency contracts can enter into offsetting closing transactions by selling or purchasing, respectively, an instrument identical to the instrument purchased or sold. Secondary markets generally do not exist for forward currency contracts, with the result that closing transactions generally can be made for forward currency contracts only by negotiating directly with the counterparty. Thus, there can be no assurance that the Portfolio will in fact be able to close out a forward currency contract at a favorable price prior to maturity. In addition, in the event of insolvency of the counterparty, the Portfolio might be unable to close out a forward currency contract at any time prior to maturity. In either event, the Portfolio would continue to be subject to market risk with respect to the position, and would continue to be required to maintain a position in securities denominated in the foreign currency or to maintain cash or liquid assets in an account.

          The precise matching of forward currency contract amounts and the value of the securities involved generally will not be possible because the value of such securities, measured in the foreign currency, will change after the forward currency contract has been established. Thus, the Portfolio might need to purchase or sell foreign currencies in the spot (cash) market to the extent such foreign currencies are not covered by forward currency contracts. The projection of short-term currency market movements is extremely difficult, and the successful execution of a short-term hedging strategy is highly uncertain.

          Normally, consideration of the prospect for currency parities will be incorporated into the longer term investment decisions made with regard to overall diversification strategies. However, International II Portfolio’s Sub-Advisor believes that it is important to have the flexibility to enter into such forward currency contracts when it determines that the best interests of the Portfolio will be served.

          Successful use of forward currency contracts depends on the skill of International II Portfolio’s Sub-Advisor in analyzing and predicting currency values. Forward currency contracts may substantially change the Portfolio’s exposure to changes in currency exchange rates and could result in losses to the Portfolio if currencies do not perform as the Sub-Advisor anticipates. There is no assurance that the Sub-Advisor’s use of forward currency contracts will be advantageous to the Portfolio or that the Sub-Advisor will hedge at an appropriate time.

          Combined Positions. A Portfolio may purchase and write options in combination with each other, or in combination with futures contracts or forward contracts, to adjust the risk and return characteristics of its overall position. For example, a Portfolio may purchase a put option and write a call option on the same underlying instrument, in order to construct a combined position whose risk and return characteristics are similar to selling a futures contract. Another possible combined position would involve writing a call option at one strike price and buying a call option at a lower price, in order to reduce the risk of the written call option in the event of a substantial price increase. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.

          Turnover. A Portfolio’s options and futures contracts activities may affect its turnover rate and brokerage commission payments. The exercise of calls or puts written by a Portfolio, and the sale or purchase of futures contracts, may cause it to sell or purchase related investments, thus increasing its turnover rate. Once a Portfolio has received an exercise notice on an option it has written, it cannot effect a closing transaction in order to terminate its obligation under the option and must deliver or receive the underlying securities at the exercise price. The exercise of puts purchased by a Portfolio may also cause the sale of related investments, also increasing turnover; although such exercise is within the Portfolio’s control, holding a protective put might cause it to sell the related investments for reasons that would not exist in the absence of the put. A Portfolio will pay a brokerage commission each time it buys or sells a put or call or purchases or sells a futures contract. Such commissions may be higher than those that would apply to direct purchases or sales.

     Repurchase Agreements

          Each Portfolio may purchase securities subject to repurchase agreements, subject to its limitation on investment in illiquid investments. See Investment Restrictions and Limitations. A repurchase agreement is an instrument under which a Portfolio purchases a security and the seller (normally a commercial bank or broker-dealer) agrees, at the time of purchase, that it will repurchase the security at a specified time and price. The amount by which the resale price is greater than the purchase price reflects an agreed-upon market interest rate effective for the period of the agreement. The return on the securities subject to the repurchase agreement may be more or less than the return on the repurchase agreement.

          The majority of repurchase agreements in which a Portfolio will engage are overnight transactions, and the delivery pursuant to the resale typically will occur within one to five days of the purchase. The primary risk is that a Portfolio may suffer a loss if the seller fails to pay the agreed-upon amount on the delivery date and that amount is greater than the resale price of the underlying securities and other collateral held by the Portfolio. In the event of bankruptcy or other default by the seller, there may be possible delays and expenses in liquidating the underlying securities or other collateral, decline in their value or loss of interest. The return on such collateral may be more or less than that from the repurchase agreement. A Portfolio’s repurchase agreements will be structured so as to fully collateralize the loans. In other words, the value of the underlying securities, which will be held by the Portfolio’s custodian bank or by a third party that qualifies as a custodian under section 17(f) of the Investment Company Act of 1940, as amended (1940 Act), is and, during the entire term of the agreement, will remain at least equal to the value of the loan, including the accrued interest earned thereon. Repurchase agreements are entered into only with those entities approved by WRIMCO.

     Restricted Securities

          Each Portfolio may invest in restricted securities. Restricted securities are securities that are subject to legal or contractual restrictions on resale. However, restricted securities generally can be sold in privately negotiated transactions, pursuant to an exemption from registration under the Securities Act of 1933, as amended, or in a registered public offering. Where registration is required, a Portfolio may be obligated to pay all or part of the registration expense and a considerable period may elapse between the time it decides to seek registration and the time the Portfolio may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, a Portfolio might obtain a less favorable price than prevailed when it decided to seek registration of the security.

          There are risks associated with investments in restricted securities in that there can be no assurance of a ready market for resale. Also, the contractual restrictions on resale might prevent a Portfolio from reselling the securities at a time when such sale would be desirable. Restricted securities that are traded in foreign markets are often subject to restrictions that prohibit resale to U.S. persons or entities or permit sales only to foreign broker-dealers who agree to limit their resale to such persons or entities. The buyer of such securities must enter into an agreement that, usually for a limited period of time, it will resell such securities subject to such restrictions. Restricted securities in which a Portfolio seeks to invest need not be listed or admitted to trading on a foreign or domestic exchange and may be less liquid than listed securities. Certain restricted securities, for example Rule 144A securities, may be determined to be liquid in accordance with guidelines adopted by the Board of Directors. See Illiquid Investments.

     Short Sales Against The Box

          Each Portfolio may sell securities short against the box; provided, however, that the Portfolio’s aggregate short sales prices may not, at the time of any short sale, exceed 10% of its total assets. Whereas a short sale is the sale of a security a Portfolio does not own, a short sale is against the box if, at all times during which the short position is open, the Portfolio owns at least an equal amount of the securities sold short or other securities convertible into or exchangeable without further consideration for securities of the same issue as the securities sold short. Short sales against the box are typically used by sophisticated investors to defer recognition of capital gains or losses. None of the Portfolios has any present intention to sell securities short in this fashion.

     U.S. Government Securities

          Securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities (U.S. Government securities) are high quality debt instruments issued or guaranteed as to principal or interest by the U.S. Treasury or an agency or instrumentality of the U.S. Government. These securities include Treasury Bills (which mature within one year of the date they are issued), Treasury Notes (which have maturities of one to ten years) and Treasury Bonds (which generally have maturities of more than ten years). All such Treasury securities are backed by the full faith and credit of the United States.

          U.S. Government agencies and instrumentalities that issue or guarantee securities include, but are not limited to, the Federal Housing Administration, Fannie Mae (also known as the Federal National Mortgage Association), Farmers Home Administration, Export-Import Bank of the United States, Small Business Administration, Government National Mortgage Association (Ginnie Mae), General Services Administration, Central Bank for Cooperatives, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation (Freddie Mac), Farm Credit Banks, Maritime Administration, the Tennessee Valley Authority, the Resolution Funding Corporation and the Student Loan Marketing Association.

          Securities issued or guaranteed by U.S. Government agencies and instrumentalities are not always supported by the full faith and credit of the United States. Some, such as securities issued by the Federal Home Loan Banks, are backed by the right of the agency or instrumentality to borrow from the Treasury. Other securities, such as securities issued by Fannie Mae, are supported only by the credit of the instrumentality and by a pool of mortgage assets. If the securities are not backed by the full faith and credit of the United States, the owner of the securities must look principally to the agency issuing the obligation for repayment and may not be able to assert a claim against the United States in the event that the agency or instrumentality does not meet its commitment.

     Variable or Floating Rate Instruments

          Variable or floating rate instruments (including notes purchased directly from issuers) bear variable or floating interest rates and may carry rights that permit holders to demand payment of the unpaid principal balance plus accrued interest from the issuers or certain financial intermediaries on dates prior to their stated maturities. Floating rate securities have interest rates that change whenever there is a change in a designated base rate while variable rate instruments provide for a specified periodic adjustment in the interest rate. These formulas are designed to result in a market value for the instrument that approximates its par value.

     Warrants and Rights

          Each Portfolio may invest in warrants and rights. Warrants are options to purchase equity securities at specified prices for a specific period of time. The prices do not necessarily move parallel to the prices of the underlying securities. Rights are similar to warrants but normally have a short duration and are distributed directly by the issuer to its shareholders. Rights and warrants have no voting rights, receive no dividends and have no rights with respect to the assets of the issuer. Warrants and rights are highly volatile and, therefore, more susceptible to sharp declines in value than the underlying security might be. They are also generally less liquid than an investment in the underlying shares.

          Warrants With Cash Extractions. International II Portfolio may also invest up to 5% of its total assets in warrants used in conjunction with the cash extraction method. If an investor wishes to replicate an underlying share, the investor can use the warrant with cash extraction method by purchasing warrants and holding cash. The cash component would be determined by subtracting the market price of the warrant from the underlying share price.

          For example, assume one share for company Alpha has a current share price of $40 and issued warrants can be converted one for one share at an exercise price of $31 exercisable two years from today. Also assume that the market price of the warrant is $10 ($40 – $31 + $1) because investors are willing to pay a premium ($1) for previously stated reasons. If an investor wanted to replicate an underlying share by engaging in a warrant with cash extraction strategy, the amount of cash the investor would need to hold for every warrant would be $30 ($40 – $10 = $30). A warrant with cash extraction is, thus, simply a synthetically created quasi-convertible bond.

          If an underlying share issues no or a low dividend and has an associated warrant with a market price that is low relative to its share price, a warrant with cash extraction may provide attractive cash yields and minimize capital loss risk, provided the underlying share is also considered a worthy investment. For example, assume Alpha’s share is an attractive investment opportunity and its share pays no dividend. Given the information regarding Alpha provided above, also assume that short-term cash currently yields 5% per year and that the investor plans to hold the investment at least two years, barring significant near-term capital appreciation. If the share price were to fall below $30, the warrant with cash extraction strategy would yield a lower loss than the underlying share because an investor cannot lose more than the purchase cost of the warrant (capital risk minimized). The cash component for this strategy would yield $3.08 after two years (compound interest). The total value of the underlying investment would be $43.08 versus $40.00 for the non-yielding underlying share (attractive yield). Finally, it is important to note that this strategy will not be pursued if it is not economically more attractive than underlying shares.

     When-Issued and Delayed-Delivery Transactions

          International II Portfolio may purchase securities in which it may invest on a when-issued or delayed-delivery basis or sell them on a delayed-delivery basis. In either case, payment and delivery for the securities take place at a future date. The securities so purchased or sold by the Portfolio are subject to market fluctuation; their value may be less or more when delivered than the purchase price paid or received. When purchasing securities on a when-issued or delayed-delivery basis, the Portfolio assumes the rights and risks of ownership, including the risk of price and yield fluctuations. No interest accrues to the Portfolio until delivery and payment are completed. When the Portfolio makes a commitment to purchase securities on a when-issued or delayed-delivery basis, it will record the transaction and thereafter reflect the value of the securities in determining its NAV per share. When the Portfolio sells a security on a delayed-delivery basis, the Portfolio does not participate in further gains or losses with respect to the security. When the Portfolio makes a commitment to sell securities on a delayed basis, it will record the transaction and thereafter value the securities at the sales price in determining the Portfolio’s NAV per share. If the other party to a delayed-delivery transaction fails to deliver or pay for the securities, the Portfolio could miss a favorable price or yield opportunity, or could suffer a loss.

          Ordinarily, International II Portfolio purchases securities on a when-issued or delayed-delivery basis with the intention of actually taking delivery of the securities. However, before the securities are delivered and before it has paid for them (the settlement date), the Portfolio may sell the securities if its Sub-Adviser decided it was advisable to do so for investment reasons. The Portfolio will hold aside or segregate cash or other securities, other than those purchased on a when-issued or delayed-delivery basis, at least equal in value to the amount it will have to pay on the settlement date; these other securities may, however, be sold at or before the settlement date to pay the purchase price of the when-issued or delayed-delivery securities.

     Currency Exchange Transactions

          Spot Exchange Transactions. International II Portfolio usually effects currency exchange transactions on a spot (i.e., cash) basis at the spot rate prevailing in the foreign exchange market. However, some price spread on currency exchange will be incurred when the Portfolio converts assets from one currency to another. Further, the Portfolio may be affected either unfavorably or favorably by fluctuations in the relative rates of exchange between the currencies of different nations. For example, in order to realize the value of a foreign investment, the Portfolio must convert that value, as denominated in its foreign currency, into U.S. dollars using the applicable currency exchange rate. The exchange rate represents the current price of a U.S. dollar relative to that foreign currency; that is, the amount of such foreign currency required to buy one U.S. dollar. If the Portfolio holds a foreign security which has appreciated in value as measured in the foreign currency, the level of appreciation actually realized by the Portfolio may be reduced or even eliminated if the foreign currency has decreased in value relative to the U.S. dollar subsequent to the date of purchase. In such a circumstance, the cost of a U.S. dollar purchased with that foreign currency has gone up and the same amount of foreign currency purchases fewer dollars than at an earlier date.

          Forward Currency Contracts. International II Portfolio also has the authority to deal in forward currency contracts between currencies of the different countries in which it may invest for speculative purposes. This is accomplished through contractual agreements to purchase or sell a specified currency at a specified future date and price set at the time of the contract. Forward currency contracts are individually negotiated and privately traded by currency traders and their customers. These forward currency contracts may involve the sale of U.S. dollars and the purchase of a foreign currency, or may be foreign cross-currency contracts involving the sale of one foreign currency and the purchase of another foreign currency (such foreign cross-currency contracts may be considered a hedging rather than a speculative strategy if the Portfolio’s commitment to purchase the new (more favorable) currency is limited to the market value of the Portfolio’s securities denominated in the old (less favorable) currency - see Foreign Currency Hedging Strategies, above). Because these transactions are not entered into for hedging purposes, the Portfolio’s custodian bank maintains, in a separate account of the Portfolio, liquid assets, such as cash, short-term securities and other liquid securities (marked to the market daily), having a value equal to, or greater than, any commitments to purchase currency on a forward basis. The prediction of currency movements is extremely difficult and the successful execution of a speculative strategy is highly uncertain.

     Investments In Russia

          International II Portfolio may invest in securities of Russian companies, which involves risks and special considerations not typically associated with investing in United States securities markets. Since the breakup of the Soviet Union at the end of 1991, Russia has experienced dramatic political and social change. The political system in Russia is emerging from a long history of extensive state involvement in economic affairs. The country is undergoing a rapid transition from a centrally controlled command system to a market-oriented, democratic model. The Portfolio may be affected unfavorably by political or diplomatic developments, social instability, changes in government policies, taxation and interest rates, currency repatriation restrictions and other political and economic developments in the law or regulations in Russia and, in particular, the risks of expropriation, nationalization and confiscation of assets and changes in legislation relating to foreign ownership.

          The planned economy of the former Soviet Union was run with qualitatively different objectives and assumptions from those prevalent in a market system and Russian businesses do not have any recent history of operating within a market-oriented economy. In general, relative to companies operating in Western economies, companies in Russian are characterized by a lack of: (i) management with experience of operating in a market economy; (ii) modern technology; and, (iii) a sufficient capital base with which to develop and expand their operations. It is unclear what will be the future effect on Russian companies, if any, of Russia’s continued attempts to move toward a more market-oriented economy. Russia’s economy has experienced severe economic recession, if not depression, since 1990 during which time the economy has been characterized by high rates of inflation, high rates of unemployment, declining gross domestic product, deficit government spending, and a devaluing currency. The economic reform program has involved major disruptions and dislocations in various sectors of the economy, and those problems have been exacerbated by growing liquidity problems. Further, Russia presently receives significant financial assistance from a number of countries through various programs. To the extent these programs are reduced or eliminated in the future, Russian economic development may be adversely impacted.

          The Russian securities markets are substantially smaller, less liquid and significantly more volatile than the securities markets in the United States. In addition, there is little historical data on these securities markets because they are of recent origin. A substantial proportion of securities transactions in Russia are privately negotiated outside of stock exchanges and over-the-counter markets. A limited number of issuers represent a disproportionately large percentage of market capitalization and trading volume. Although evolving rapidly, even the largest of Russia’s stock exchanges are not well developed compared to Western stock exchanges. The actual volume of exchange-based trading in Russia is low and active on-market trading generally occurs only in the shares of a few private companies. Most secondary market trading of equity securities occurs through over-the-counter trading facilitated by a growing number of licensed brokers. Shares are traded on the over-the-counter market primarily by the management of enterprises, investment funds, short-term speculators and foreign investors. The securities of Russian companies are mostly traded over-the-counter and, despite the large number of stock exchanges, there is still no organized public market for such securities. This may increase the difficulty of valuing the Portfolio’s investments. No established secondary markets may exist for many of the securities in which the Portfolio may invest. Reduced secondary market liquidity may have an adverse effect on market price and the Portfolio’s ability to dispose of particular instruments when necessary to meet its liquidity requirements or in response to specific economic events such as a deterioration in the creditworthiness of the issuer. Reduced secondary market liquidity for securities may also make it more difficult for the Portfolio to obtain accurate market quotations for purposes of valuing its portfolio and calculating its net asset value. Market quotations are generally available on many emerging country securities only from a limited number of dealers and may not necessarily represent firm bids of those dealers or prices for actual sales.

          Because of the recent formation of the securities markets as well as the underdeveloped state of the banking and telecommunications systems, settlement, clearing and registration transactions are subject to significant risks not normally associated with investments in the United States and other more developed markets. Ownership of shares (except where shares are held through depositories that meet the requirements of the 1940 Act) is defined according to entries in the company’s share register and normally evidenced by extracts from the register or in certain limited cases by formal share certificates. However, there is not a central registration system and these services are carried out by the companies themselves or by registrars located throughout Russia. These registrars are not necessarily subject to effective state supervision and its possible for the Portfolio to lose its registration through fraud, negligence and even mere oversight. The laws and regulations in Russia affecting Western investment business continue to evolve in an unpredictable manner. Russian laws and regulations, particularly those involving taxation, foreign investment and trade, title to property or securities, and transfer of title, applicable to the Portfolio’s activities are relatively new and can change quickly and unpredictably in a manner far more volatile than in the United States or other developed market economies. Although basic commercial laws are in place, they are often unclear or contradictory and subject to varying interpretation, and may at any time be amended, modified, repealed or replaced in a manner adverse to the interest of the Portfolio. There is still lacking a cohesive body of law and precedents normally encountered in business environments. Foreign investment in Russian companies is, in certain cases, legally restricted. Sometimes these restrictions are contained in constitutional documents of an enterprise that are not publicly available. Russian foreign investment legislation currently guarantees the right of foreign investors to transfer abroad income received on investments such as profits, dividends and interest payments. This right is subject to settlement of all applicable taxes and duties. However, more recent legislation governing currency regulation and control guarantees the right to export interest, dividends and other income on investments, but does not expressly permit the repatriation of capital from the realization of investments. Current practice is to recognize the right to repatriation of capital. Authorities currently do not attempt to restrict repatriation beyond the extent of the earlier law. No guarantee can be made, however, that amounts representing realization of capital of income will be capable of being remitted. If, for any reason, the Portfolio were unable to distribute an amount equal to substantially all of its investment company taxable income (as defined for U.S. tax purposes) within applicable time periods, the Portfolio would not qualify for the favorable U.S. federal income tax treatment afforded to regulated investment companies, or, even if it did so qualify, it might become liable for income and excise taxes on undistributed income.

          Russian courts lack experience in commercial dispute resolution and many of the procedural remedies for enforcement and protection of legal rights typically found in Western jurisdictions are not available in Russia. There remains uncertainty as to the extent to which local parties and entities, including Russian state authorities, will recognize the contractual and other rights of the parties with which they deal. Accordingly, there will be difficulty and uncertainty in the Portfolio’s ability to protect and enforce its rights against Russian state and private entities. There is also no assurance that the Russian courts will recognize or acknowledge that the Portfolio has acquired title to any property or securities in which the Portfolio invests, or that the Portfolio is the owner of any property or security held in the name of a nominee which has acquired such property or security on behalf of the Portfolio, because there is at present in Russia no reliable system or legal framework regarding the registration of titles. There can be no assurance that this difficulty in protecting and enforcing rights in Russia will not have a material adverse effect on the Portfolio and its operations. Difficulties are likely to be encountered enforcing judgments of foreign courts within Russia or of Russian courts in foreign jurisdictions due to the limited number of countries which have signed treaties for mutual recognition of court judgments with Russia.

     Investment Restrictions and Limitations

          Certain of the Portfolios’ investment restrictions and other limitations are described in this SAI. The following are each Portfolio’s fundamental investment limitations set forth in their entirety, which cannot be changed without shareholder approval. For this purpose, shareholder approval means the approval, at a meeting of Portfolio shareholders, by the lesser of (1) the holders of 67% or more of the Portfolio’s shares represented at the meeting, if more than 50% of the Portfolio’s outstanding shares are present in person or by proxy or (2) more than 50% of the Portfolio’s outstanding shares. A Portfolio may not:

(1)	With respect to 75% of the Portfolio’s total assets, purchase the securities of any issuer (other than obligations issued or guaranteed by the United States government, or any of its agencies or instrumentalities) if, as a result thereof, (a) more than 5% of the Portfolio’s total assets would be invested in the securities of such issuer, or (b) the Portfolio would hold more than 10% of the outstanding voting securities of such issuer;

(2)	Issue bonds or any other class of securities preferred over shares of the Portfolio in respect to the Portfolio’s assets or earnings, provided that the Portfolio may issue additional classes of shares in accordance with the Fund’s Articles of Incorporation;

(3)	Sell securities short (unless it owns or has the right to obtain securities equivalent in kind and amount to the securities sold short) or purchase securities on margin, except that (1) this policy does not prevent the Portfolio from entering into short positions in foreign currency, futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments, (2) the Portfolio may obtain such short-term credits as are necessary for the clearance of transactions, and (3) the Portfolio may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments;

(4)	Borrow money, except that the Portfolio may borrow money for temporary, emergency or extraordinary purposes (not for leveraging or investment) in an amount not exceeding 33 1/3% of the value of its total assets less liabilities (other than borrowings). Any borrowings that come to exceed 33 1/3% of the Portfolio’s total assets less liabilities (other than borrowings) will be reduced within three days (not including Sundays and holidays) to the extent necessary to comply with the 33 1/3% limitation.

(5)	Underwrite securities issued by others, except to the extent that the Portfolio may be deemed to be an underwriter within the meaning of the Securities Act of 1933 in the disposition of restricted securities;

(6)	Purchase the securities of any issuer (other than obligations issued or guaranteed by the United States government or any of its agencies or instrumentalities) if, as a result, more than 25% of the Portfolio’s total assets (taken at current value) would be invested in the securities of issuers having their principal business activities in the same industry;

(7)	Invest in real estate limited partnerships or purchase or sell real estate unless acquired as a result of ownership of securities (but this shall not prevent the Portfolio from purchasing and selling securities issued by companies or other entities or investment vehicles that deal in real estate or interests therein, nor shall this prevent the Portfolio from purchasing interests in pools of real estate mortgage loans);

(8)	Purchase or sell physical commodities; however, this policy shall not prevent the Portfolio from purchasing and selling foreign currency, futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments; or

(9)	Make loans, except that the Portfolio may purchase or hold debt instruments in accordance with its investment objective and policies, lend Portfolio securities in accordance with its investment objective and policies and enter into repurchase agreements, to the extent allowed, and in accordance with the requirements, under the 1940 Act. For purposes of this restriction, the participation of the Portfolio in a credit facility whereby the Portfolio may directly lend and borrow money for temporary purposes, provided that the loans are made in accordance with an order of exemption from the SEC and any conditions thereto, will not be considered the making of a loan.

          The following investment restrictions are not fundamental and may be changed by the Fund’s Board of Directors without approval of the shareholders of the affected Portfolio:

(1)	At least 80% of International II Portfolio’s net assets will be invested, under normal market conditions, in foreign securities and at least 65% of its total assets will be invested in at least three different countries outside the United States. The Portfolio may not purchase a foreign security if, as a result, more than 75% of its total assets would be invested in issuers of any one foreign country. International II Portfolio will provide its shareholders with written notice at least 60 days prior to changing this policy;

(2)	At least 80% of Micro Cap Growth Portfolio’s net assets will be invested, under normal market conditions, in the equity securities of micro cap companies. For purposes of this restriction, a micro cap company is a company with a market capitalization that is within the range of capitalizations of companies included in the Russell 2000 Growth Index. Micro Cap Growth Portfolio will provide its shareholders with written notice at least 60 days prior to changing this policy;

(3)	At least 80% of Small Cap Value Portfolio’s net assets will be invested, under normal market conditions, in small cap domestic companies and foreign companies that are publicly traded in the United States. For purposes of this restriction, a small cap company is a company with a market capitalization that is within the range of capitalizations of companies included in the Lipper, Inc. Small Cap Category. Small Cap Value Portfolio will provide its shareholders with written notice at least 60 days prior to changing this policy;

(4)	International II Portfolio does not currently intend to invest more than 5% of its net assets in securities (including convertible securities) rated at least BBB by S&P or Baa by Moody’s and may not invest in securities below those ratings;

(5)	Each of Micro Cap Growth Portfolio and Small Cap Value Portfolio does not currently intend to invest more than 10% of its net assets in securities (including convertible securities) rated at least B- by S&P or B3 by Moody’s and may not invest in securities below those ratings;

(6)	Each of Micro Cap Growth Portfolio and Small Cap Value Portfolio currently intends to limit its investments in foreign securities that are not traded in the U.S., under normal market conditions, to no more than 10% of its total assets; for this purpose, ADRs are not considered foreign securities, although each of these Portfolios does not intend to invest more than 10% of its total assets in ADRs;

(7)	Micro Cap Growth Portfolio and Small Cap Value Portfolio each may invest up to 5% of its total assets in one or more types of DRs;

(8)	International II Portfolio may also invest up to 5% of its total assets in warrants used in conjunction with the cash extraction method;

(9)	No Portfolio may not purchase a security if, as a result, more than 15% of its net assets would consist of illiquid investments;

(10)	Each Portfolio may purchase shares of another investment company subject to the restrictions and limitations of the 1940 Act;

(11)	No Portfolio may participate on a joint, or a joint and several, basis in any trading account in any securities (but this does not prohibit the bunching of orders for the sale or purchase of a Portfolio’s securities with orders for other advisory accounts of the Portfolio’s Sub-Advisor, as applicable, to reduce brokerage commissions or otherwise to achieve best execution);

(12)	No Portfolio currently intends to invest in oil, gas, or other mineral exploration or development programs or leases;

(13)	No Portfolio will purchase any security while borrowings representing more than 5% of its total assets are outstanding;

(14)	To the extent that the Portfolio enters into futures contracts, options on futures contracts or options on foreign currencies traded on a CFTC-regulated exchange, in each case other than for bona fide hedging purposes (as defined by the CFTC), the aggregate initial margin and premiums required to establish those positions (excluding the amount by which options are in-the-money at the time of purchase) will not exceed 5% of the liquidation value of the Portfolio, after taking into account unrealized profits and unrealized losses on any contracts the Portfolio has entered into. (In general, a call option on a futures contract is in-the-money if the value of the underlying futures contract is exceeded by the strike price of the put.) This policy does not limit to 5% the percentage of the Portfolio’s total assets that are at risk in futures contracts and options on futures contracts; and

(15)	Each Portfolio may purchase or sell options, futures contracts, options on futures contracts, forward currency contracts, swaps, caps, floors, collars, indexed securities and other derivative instruments only to the extent that the Portfolio is permitted to invest in the type of asset by which the return on, or value of, such instrument is measured.

(16)	The total market value of securities against which International II Portfolio may write, call or put options will not exceed 20% of the Portfolio’s total assets. In addition, the Portfolio will not commit more than 5% of its total assets to premiums when purchasing put or call options.

(17)	A Portfolio’s aggregate short sales prices may not, at the time of any short sale, exceed 10% of its total assets.

          An investment policy or limitation that states a maximum percentage of a Portfolio’s assets that may be so invested or prescribes quality standards is typically applied immediately after, and based on, the Portfolio’s acquisition of an asset. Accordingly, a subsequent change in the asset’s value, net assets, or other circumstances will not be considered when determining whether the investment complies with a Portfolio’s investment policies and limitations, except that International II Portfolio may not hold more than 5% of its net assets in securities that have been downgraded subsequent to purchase where such securities are not otherwise eligible for purchase by the Portfolio. (This is in addition to securities International II Portfolio may purchase under its other investment policies).

     Portfolio Turnover

          A Portfolio’s turnover rate is, in general, the percentage computed by taking the lesser of purchases or sales of portfolio securities for a year and dividing it by the monthly average of the market value of such securities during the year, excluding certain short-term securities. A Portfolio’s turnover rate may vary greatly from year to year as well as within a particular year.

INVESTMENT MANAGEMENT AND OTHER SERVICES

     The Management Agreement

          The Fund has an Investment Management Agreement (Management Agreement) with WRIMCO. Under the Management Agreement, WRIMCO is employed to supervise the investments of the Portfolios and provide investment advice to each Portfolio. The address of WRIMCO is 6300 Lamar Avenue, P. O. Box 29217, Shawnee Mission, Kansas 66201-9217.

          WRIMCO is a wholly owned subsidiary of Waddell & Reed, Inc. Waddell & Reed, Inc. (Waddell & Reed) is a wholly owned subsidiary of Waddell & Reed Financial Services, Inc., a holding company which is a wholly owned subsidiary of Waddell & Reed Financial, Inc., a publicly held company. The address of these companies is 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217.

          WRIMCO and its predecessor have served as investment manager to each of the registered investment companies in the Fund, Waddell & Reed Advisors Funds and Waddell & Reed InvestEd Portfolios, Inc. since 1940 or each company’s inception date, whichever is later. Waddell & Reed serves as principal underwriter for the investment companies in the Waddell & Reed Advisors Funds and Waddell & Reed InvestEd Portfolios, Inc. and acts as the distributor for Policies for which the Fund is the underlying investment vehicle.

          The Management Agreement with respect to each of International II Portfolio, Micro Cap Growth Portfolio and Small Cap Value Portfolio was approved by the Board of Directors at a meeting held June 24, 2003, and will continue in effect through September 30, 2003, unless sooner terminated. The Management Agreement provides that it may be renewed year to year, provided that any such renewal has been specifically approved, at least annually, by (i) the Board of Directors, or by a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the applicable Portfolio, and (ii) the vote of a majority of the Directors who are not deemed to be interested persons (as defined in the 1940 Act) of the Fund or WRIMCO (the Disinterested Directors). The Management Agreement also provides that either party has the right to terminate it, without penalty, upon 60 days’ written notice to the other party, and that the Management Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act).

          In connection with their consideration of the approval of the proposed Management Agreement as to each Portfolio, the Disinterested Directors met separately with independent legal counsel. In determining whether to approve the Management Agreement, the Disinterested Directors, as well as the Board of Directors, considered a number of factors, including: the nature and quality of investment management services to be provided to the Portfolio by WRIMCO, including WRIMCO’s investment management expertise and the personnel, resources and experience of WRIMCO and, WRIMCO’s anticipated retention of the Sub-Advisor; the cost to WRIMCO in providing its services under the Management Agreement and WRIMCO’s profitability; whether WRIMCO or any of its affiliates receive ancillary benefits that should be taken into consideration in evaluating the investment management fee payable by the Portfolio; and the investment management fees paid by comparable investment companies.

The Sub-Advisory Agreements

          International II Portfolio

          Templeton Investment Counsel, LLC (Templeton Counsel), a Delaware limited liability company with principal offices at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394, has been retained under an investment sub-advisory agreement to provide investment advice for and, in general, conduct the investment management program of International II Portfolio, subject to the general control of the Board of Directors of the Fund. Templeton Counsel is an indirect, wholly owned subsidiary of Templeton Worldwide, Inc., Fort Lauderdale, Florida, which in turn is a wholly owned subsidiary of Franklin Resources, Inc.

          Franklin Resources, Inc. is a global investment organization operating as Franklin Templeton Investments. Franklin Templeton provides global and domestic investment management services through its Franklin, Templeton, Mutual Advisors and Fiduciary Trust subsidiaries with approximately 10 million shareholder accounts. With 51 offices in 28 countries, the company has over 50 years of investment experience and over $256 billion in assets under management as of January 31, 2003. Franklin Resources, Inc. is headquartered at One Franklin Parkway, P.O. Box 7777, San Mateo, California 94403-7777, and its common stock is listed on the New York Stock Exchange (NYSE) under the ticker symbol BEN.

          Templeton Counsel acts as investment sub-advisor to International II Portfolio under an Investment Sub-Advisory Agreement (the Templeton Agreement) with WRIMCO, which was approved by the Board of Directors at a meeting held June 24, 2003. The Templeton Agreement will continue in effect through September 30, 2003, unless sooner terminated.

          The Templeton Agreement will terminate automatically in the event of its assignment or upon the termination of the Management Agreement. In addition, the Templeton Agreement is terminable at any time, without penalty, by the Board of Directors of the Fund or by WRIMCO on 60 days’ written notice to Templeton Counsel, and by Templeton Counsel on 60 days’ written notice to WRIMCO. Unless sooner terminated, the Templeton Agreement shall continue in effect from year to year if approved at least annually either by the Board of Directors of the Fund, provided that in either event such continuance is also approved by the vote of a majority of the Directors who are not interested persons of any party to the Templeton Agreement, cast in person at a meeting called for the purpose of voting on such approval.

From the management fee received with respect to International II Portfolio, WRIMCO pays to Templeton Counsel a sub-advisory fee computed at an annual rate, which is a percentage of the average daily net assets of International II Portfolio, as follows: 0.70% of net assets up to $10 million, 0.65% of net assets over $10 million and up to $25 million, 0.55% of net assets over $25 million and up to $50 million, 0.50% of net assets over $50 million and up to $100 million, and 0.40% of net assets over $100 million.

          Micro Cap Growth Portfolio

          Wall Street Associates (WSA), a California corporation with principal offices at La Jolla Financial Building, Suite 100, 1200 Prospect Street, La Jolla, California 92037, has been retained under an investment sub-advisory agreement to provide investment advice for and, in general, conduct the investment management program of Micro Cap Growth Portfolio, subject to the general control of the Board of Directors of the Fund. WSA, founded in 1987, provides investment advisory services for institutional clients and high net worth individuals.

          WSA acts as investment sub-advisor to Micro Cap Growth Portfolio under an Investment Sub-Advisory Agreement (the WSA Agreement) with WRIMCO, which was approved by the Board of Directors at a meeting held June 24, 2003. The WSA Agreement will continue in effect through September 30, 2003, unless sooner terminated.

          The WSA Agreement will terminate automatically in the event of its assignment or upon the termination of the Management Agreement. In addition, the WSA Agreement is terminable at any time, without penalty, by the Board of Directors of the Fund or by WRIMCO on 60 days’ written notice to WSA, and by WSA on 60 days’ written notice to WRIMCO. Unless sooner terminated, the WSA Agreement shall continue in effect from year to year if approved at least annually either by the Board of Directors of the Fund, provided that in either event such continuance is also approved by the vote of a majority of the Directors who are not interested persons of any party to the WSA Agreement, cast in person at a meeting called for the purpose of voting on such approval.

          From the management fee received with respect to Micro Cap Growth Portfolio, WRIMCO pays to WSA a sub-advisory fee computed at an annual rate, which is a percentage of the average daily net assets of Micro Cap Growth Portfolio, as follows: 0.85% of net assets. The sub-advisory fee is accrued daily and payable in arrears on the last day of each calendar month.

          Small Cap Value Portfolio

          State Street Research & Management Company (State Street Research), a Delaware corporation with offices at One Financial Center, Boston, Massachusetts 02111-2690, has been retained under an investment sub-advisory agreement to provide investment advice for and, in general, conduct the investment management program of Small Cap Value Portfolio, subject to the general control of the Board of Directors of the Fund.

          State Street Research was founded by Paul Cabot, Richard Saltonstall and Richard Paine to serve as investment adviser to one the nation’s first mutual funds, presently known as State Street Research Investment Trust, which they formed in 1924. Their investment management philosophy emphasized comprehensive fundamental research and analysis, including meetings with the management of companies under consideration for investment. State Street Research’s portfolio management group has extensive investment industry experience managing equity and debt securities. State Street Research is a wholly owned subsidiary of Metropolitan Life Insurance Company.

          State Street Research acts as investment sub-advisor to Small Cap Value Portfolio under an Investment Sub-Advisory Agreement (the State Street Research Agreement) with WRIMCO, which was approved by the Board of Directors at a meeting held June 24, 2003. The State Street Research Agreement will continue in effect through September 30, 2003, unless sooner terminated.

          The State Street Research Agreement will terminate automatically in the event of its assignment or upon the termination of the Management Agreement. In addition, the State Street Research Agreement is terminable at any time, without penalty, by the Board of Directors of the Fund or by WRIMCO on 60 days’ written notice to State Street Research, and by State Street Research on 60 days’ written notice to WRIMCO. Unless sooner terminated, the State Street Research Agreement shall continue in effect from year to year if approved at least annually either by the Board of Directors of the Fund, provided that in either event such continuance is also approved by the vote of a majority of the Directors who are not interested persons of any party to the State Street Research Agreement, cast in person at a meeting called for the purpose of voting on such approval.

          From the management fee received with respect to Small Cap Value Portfolio, WRIMCO pays to State Street Research a sub-advisory fee computed at an annual rate, which is a percentage of the average daily net assets of Small Cap Value Portfolio, as follows: 0.65% of net assets up to $500 million; 0.60% of net assets up to $1 billion; and 0.50% on all assets over $1 billion. The sub-advisory fee is accrued daily and payable in arrears on the last day of each calendar month.

Accounting Services

          The Management Agreement permits WRIMCO or an affiliate of WRIMCO to enter into a separate agreement for accounting services (Accounting Services Agreement) with the Fund. The Management Agreement contains detailed provisions as to the matters to be considered by the Fund’s Directors prior to approving any Accounting Services Agreement.

          Under the Accounting Services Agreement entered into between the Fund and Waddell & Reed Services Company (WRSCO), a subsidiary of Waddell & Reed, WRSCO provides the Fund with bookkeeping and accounting services and assistance including maintenance of the Fund’s records, pricing of the Portfolios’ shares, preparation of prospectuses for existing shareholders, preparation of proxy statements and certain shareholder reports. A new Accounting Services Agreement, or amendments to an existing one, may be approved by the Fund’s Board of Directors without shareholder approval.

     Payments by the Fund for Management and Accounting Services

          Under the Management Agreement, for WRIMCO’s management services to each Portfolio, the Fund pays WRIMCO a fee as described in the Prospectus. The Fund accrues and pays this fee daily. The Portfolios have not been in operation prior to the date of this SAI; therefore, no management fees were paid to WRIMCO for the Portfolios for the period ended December 31, 2002.

          Under the Accounting Services Agreement, the Fund pays WRSCO a monthly fee of one-twelfth of the annual fee shown in the following table, based on the assets of each Portfolio.

Accounting Services Fee

Average Net Asset Level	Annual Fee
(all dollars in millions)	for Each Portfolio

From $0 to $10	$0
From $10 to $25	$11,000
From $25 to $50	$22,000
From $50 to $100	$33,000
From $100 to $200	$44,000
From $200 to $350	$55,000
From $350 to $550	$66,000
From $550 to $750	$77,000
From $750 to $1,000	$93,500
$1,000 and Over	$110,000

          Since the Fund pays a management fee for investment supervision and an accounting services fee for accounting services as discussed above, WRIMCO and WRSCO, respectively, pay all of their own expenses in providing these services. Waddell & Reed and its affiliates pay the Fund’s Directors and officers who are affiliated with WRIMCO and Waddell & Reed. The Fund pays the fees and expenses of the Fund’s other Directors. The Fund pays all of its other expenses. These include the costs of printing and mailing materials sent to shareholders, audit and outside legal fees, taxes, brokerage commissions, interest, insurance premiums, fees payable under securities laws and to the Investment Company Institute, cost of processing and maintaining shareholder records, cost of systems or services used to price Portfolio securities and nonrecurring or extraordinary expenses, including litigation and indemnification relating to litigation.

     Service Plan

          Under a Service Plan (Plan) adopted by the Fund pursuant to Rule 12b-1 under the 1940 Act, each Portfolio may pay Waddell & Reed a fee not to exceed 0.25% of the Portfolio’s average annual net assets, paid daily, to compensate Waddell & Reed for its costs and expenses in connection with the provision of personal services to Policyowners.

          The Plan permits Waddell & Reed to be compensated for amounts it expends in compensating, training and supporting registered financial advisors, sales managers and/or other appropriate personnel in providing personal services to Policyowners; increasing services provided to Policyowners by office personnel; engaging in other activities useful in providing personal service to Policyowners; and in compensating broker-dealers who may regularly sell Policies, and other third parties, for providing shareholder services.

          The only Directors or interested persons, as defined in the 1940 Act, of the Fund who have a direct or indirect financial interest in the operation of the Plan are the officers and Directors who are also officers of either Waddell & Reed or its affiliate(s) or who are shareholders of Waddell & Reed Financial, Inc., the indirect parent company of Waddell & Reed. The Plan is anticipated to benefit the Portfolio and the Policyholders through Waddell & Reed’s activities to provide directly, or indirectly, personal services to the Policyowners and thereby promote the maintenance of their accounts with the Fund. The Fund anticipates that Policyowners may benefit to the extent that Waddell & Reed’s activities are successful in increasing the assets of the Fund through reduced redemptions and reducing a Policyowner’s share of Fund and Portfolio expenses. In addition, the Fund anticipates that the revenues from the Plan will provide Waddell & Reed with greater resources to make the financial commitments necessary to continue to improve the quality and level of services to the Fund and Policyowners.

          The Plan was approved by the Fund’s Board of Directors, including the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operations of the Plan or any agreement referred to in the Plan (hereafter, Plan Directors).

          Among other things, the Plan provides that (1) Waddell & Reed will provide to the Directors of the Fund at least quarterly, and the Directors will review, a report of amounts expended under the Plan and the purposes for which such expenditures were made, (2) the Plan will continue in effect only so long as it is approved at least annually, and any material amendments thereto will be effective only if approved, by the Directors including the Plan Directors acting in person at a meeting called for that purpose, (3) amounts to be paid by a Portfolio under the Plan may not be materially increased without the vote of the holders of a majority of the outstanding shares of the Portfolio, and (4) while the Plan remains in effect, the selection and nomination of the Directors who are Plan Directors will be committed to the discretion of the Plan Directors.

     Custodial and Auditing Services

          The Custodian for each Portfolio is UMB Bank, n.a., 928 Grand Boulevard, Kansas City, Missouri. In general, the Custodian is responsible for holding the Portfolios’ cash and securities. Deloitte & Touche LLP, 1010 Grand Boulevard, Kansas City, Missouri, the Fund’s independent auditors, audits the Fund’s annual financial statements.

NET ASSET VALUE

          The NAV of one of the shares of a Portfolio is the value of its assets, less liabilities, divided by the total number of shares outstanding. For example, if on a particular day a Portfolio owned securities worth $100 and held cash of $15, the total value of the assets would be $115. If it had a liability of $5, the NAV would be $110 ($115 minus $5). If it had 11 shares outstanding, the NAV of one share would be $10 ($110 divided by 11).

          The NAV per share of each Portfolio is ordinarily computed once each day that the NYSE is open for trading as of the close of the regular session of the NYSE or the close of the regular session of any other securities or commodities exchange on which an option or future held by the Portfolio is traded. The NYSE ordinarily closes at 4:00 p.m. Eastern time. The NYSE annually announces the days on which it will not be open for trading. The most recent announcement indicates that it will not be open on the following days: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. However, it is possible that the NYSE may close on other days. The NAV may change every business day, since the value of the assets and the number of shares outstanding typically change every business day.

          The portfolio securities of a Portfolio that are listed or traded on a stock exchange are valued on the basis of the last sale on that day or, lacking any sales, at the mean of the last bid and asked prices available. In cases where securities or other instruments are traded on more than one exchange, such securities or other instruments generally are valued on the exchange designated by WRIMCO (under procedures established by and under the general supervision and responsibility of the Board of Directors) as the primary market. Securities traded in the OTC market are valued using the Nasdaq Stock Market, which provides information on bid and asked prices quoted by major dealers in such stocks.

          Bonds, other than convertible bonds, are valued using a third-party pricing system. Convertible bonds are valued using this pricing system only on days when there is no sale reported. Short-term debt securities held by the Portfolios are valued at amortized cost. When market quotations for options and futures contracts and non-exchange traded foreign securities held by a Portfolio are readily available, those securities will be valued based upon such quotations. Market quotations generally will not be available for options traded in the OTC market. Warrants and rights to purchase securities are valued at market value. When market quotations are not readily available, securities, options, futures contracts and other assets are valued at fair value as determined in good faith under procedures established by and under the general supervision and responsibility of the Board of Directors.

          Foreign currency exchange rates are generally determined prior to the close of trading of the regular session of the NYSE. Occasionally events affecting the value of foreign investments and such exchange rates occur between the time at which they are determined and the close of the regular session of trading on the NYSE, which events will not be reflected in a computation of a Portfolio’s NAV on that day. If events materially affecting the value of such investments or currency exchange rates occur during such time period, investments will be valued at their fair value as determined in good faith by or under the direction of the Board of Directors. The foreign currency exchange transactions of a Portfolio conducted on a spot (that is, cash) basis are valued at the spot rate for purchasing or selling currency prevailing on the foreign exchange market. This rate under normal market conditions differs from the prevailing exchange rate in an amount generally less than one-tenth of one percent due to the costs of converting from one currency to another.

          When a Portfolio writes a call or a put option, an amount equal to the premium received is included in the Portfolio’s Statement of Assets and Liabilities as an asset, and an equivalent deferred credit is included in the liability section. The deferred credit is marked-to-market to reflect the current market value of the option. If an option a Portfolio wrote is exercised, the proceeds received on the sale of the related investment are increased by the amount of the premium that the Portfolio received. If an option written by a Portfolio expires, it has a gain in the amount of the premium; if it enters into a closing transaction, it will have a gain or loss depending on whether the premium was more or less than the cost of the closing transaction.

          Optional delivery standby commitments are valued at fair value under the general supervision and responsibility of the Fund’s Board of Directors. They are accounted for in the same manner as exchange-listed puts.

DIRECTORS AND OFFICERS

          Following is a list of the Board of Directors (Board) and the officers of the Fund. The Board oversees all of the Portfolios in the Fund, in addition to the other funds in the Family of Investment Companies. The Family of Investment Companies is comprised of the funds in the Fund, Waddell & Reed Advisors Funds, and Waddell & Reed InvestEd Portfolios, Inc. Eleanor B. Schwartz, Joseph Harroz, Jr., Henry J. Herrmann and Keith A. Tucker also serve as directors or trustees of the funds in the Ivy Family of Funds, which together with the Family of Investment Companies, comprise the 66 funds in the Fund Complex. Directors serve until resignation, retirement, death or removal. The Board appoints officers and delegates to them the management of the day-to-day operations of the Fund, based on policies reviewed and approved by the Board.

     Disinterested Directors

          The following table provides information regarding each Director who is not an interested person as defined in the 1940 Act.

				NUMBER OF
				FUNDS IN
		TERM OF		FUND
	POSITION	OFFICE:		COMPLEX
NAME,	HELD WITH	DIRECTOR	PRINCIPAL OCCUPATION(S) DURING	OVERSEEN BY	OTHER DIRECTORSHIPS HELD
ADDRESS AND AGE	THE FUND	SINCE	PAST 5 YEARS	DIRECTOR	BY DIRECTOR

James M. Concannon Washburn Law School 1700 College Topeka, KS 66621 Age: 55	Director	1997	Professor of Law, Washburn Law School; Formerly, Dean, Washburn Law School	39	Director, Am Vestors CBO II, Inc. (bond investment firm)

John A. Dillingham 4040 Northwest Claymont Drive Kansas City, MO 64116 Age: 64	Director	1997	President and Director, JoDill Corp. and Dillingham Enterprises, Inc., both farming enterprises; formerly, Instructor at Central Missouri State University; formerly, Consultant and Director, McDougal Construction Company	39	None

David P. Gardner 2441 Iron Canyon Drive Park City, UT 84060 Age: 70	Director	1998	Formerly, president, William and Flora Hewlett Foundation	39	None

Linda K. Graves 6300 Lamar Avenue Overland Park, KS 66202 Age: 49	Director	1995	Formerly, First Lady of Kansas	39	Director, American Guaranty Life Insurance Company

Joseph Harroz, Jr. 6300 Lamar Avenue Overland Park, KS 66202 Age: 36	Director	1998	General Counsel of the University of Oklahoma, Cameron University and Rogers State Univ.; Vice President of the University of Oklahoma; Adjunct Professor, University of Oklahoma Law School; Managing Member, Harroz Investments, LLC, commercial enterprise investments	60	Director, Oklahoma Appleseed Center for Law and Justice

John F. Hayes 6300 Lamar Avenue Overland Park, KS 66202 Age: 83	Director	1988	Chairman, Gilliland & Hayes, P.A., a law firm	39	Director, Central Bank & Trust; Central Financial Corporation

Glendon E. Johnson 13635 Deering Bay Drive, #284 Miami, FL 33158 Age: 79	Director	1971	Retired; formerly, Chief Executive Officer and Director, John Alden Financial Corporation	39	Chairman of the Board, Bank Assurance Partners (marketing)

Eleanor B. Schwartz 1213 West 95th Court Chartwell #4 Kansas City, MO 64114 Age: 66	Director	1995	Professor Emeritus, formerly, Professor of Business Administration, University of Missouri at Kansas City; formerly, Chancellor, University of Missouri at Kansas City	60	None

Frederick Vogel III 6300 Lamar Avenue Overland Park, KS 66202 Age: 67	Director	1971	Retired	39	None

Interested Directors

          Two of the three interested directors are interested by virtue of their current or former engagement as officers of Waddell & Reed Financial, Inc. (WDR) or its wholly owned subsidiaries, including the Fund’s investment manager, Waddell & Reed Investment Management Company (WRIMCO), the distributor of the Policies funded by the Fund, Waddell & Reed, Inc. (W&R), and the Fund’s accounting services agent, Waddell & Reed Services Company (WRSCO), as well as by virtue of their personal ownership in shares of WDR. The third interested director, Mr. Ross, is a shareholder in a law firm that has represented Waddell & Reed within the past two years.

		TERM OF
		OFFICE:		TOTAL
	POSITION(S)	DIRECTOR/		NUMBER OF
NAME,	HELD WITH	OFFICER	PRINCIPAL OCCUPATION(S) DURING	PORTFOLIOS
ADDRESS AND AGE	THE FUND	SINCE	PAST 5 YEARS	OVERSEEN	OTHER DIRECTORSHIPS HELD

Keith A. Tucker 6300 Lamar Avenue Overland Park, KS 66202 Age: 58	Chairman of the Board Director	1998 1993	Chairman of the Board, Chief Executive Officer and Director of WDR; formerly, Principal Financial Officer of WDR; Chairman of the Board and Director of Waddell & Reed, WRIMCO and WRSCO; formerly, Vice Chairman of the Board of Directors of Torchmark Corporation	60	None

Henry J. Herrmann 6300 Lamar Avenue Overland Park, KS 66202 Age: 60	President Director	2001 1998	President, Chief Investment Officer and Director of WDR; formerly, Treasurer of WDR; Director of Waddell & Reed; President, Chief Executive Officer, Chief Investment Officer and Director of	60	Director, Austin, Calvert & Flavin, Inc., an affiliate of WRIMCO; Director, Ivy Services Inc. (ISI), an affiliate of WRIICO
			WRIMCO; President, Chief Executive Officer and Director of Waddell & Reed Ivy Investment Company (WRIICO), an affiliate of WDR

Frank J. Ross, Jr. Polsinelli, Shalton & Welte, P.C. 700 West 47th Street Suite 1000 Kansas City, MO 64112 Age: 50	Director	1996	Shareholder/Director, Polsinelli, Shalton & Welte, P.C., a law firm	39	Director, Columbian Bank & Trust

Officers

          The Board has appointed officers who are responsible for the day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the Board. In addition to Mr. Herrmann, who is President, the Fund’s officers are:

NAME,	POSITION(S) HELD WITH THE	TERM OF OFFICE:
ADDRESS AND AGE	FUND	OFFICER SINCE	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS

Theodore W. Howard 6300 Lamar Avenue Overland Park KS 66202 Age: 60	Vice President Treasurer Principal Accounting Officer Principal Financial Officer	1987 1976 1976	Senior Vice President of WRSCO; Vice President, and Treasurer of each of the funds in the Fund Complex; Principal Accounting Officer and Principal Financial Officer of each of the funds in the Family of Investment Companies; formerly, Vice President of WRSCO
2002

Kristen A. Richards 6300 Lamar Avenue Overland Park KS 66202 Age: 35	Vice President Secretary Associate General Counsel	2000 2000 2000	Vice President, Associate General Counsel and Chief Compliance Officer of WRIMCO and WRIICO; Vice President, Secretary and Associate General Counsel of each of the funds in the Fund Complex; formerly, Assistant Secretary of funds in the Fund Complex; formerly, Compliance Officer of WRIMCO

Daniel C. Schulte 6300 Lamar Avenue Overland Park KS 66202 Age: 37	Vice President General Counsel Assistant Secretary	2000 2000 2000	Vice President, Secretary and General Counsel of WDR; Senior Vice President, Secretary and General Counsel of Waddell & Reed, WRIMCO and WRSCO; Senior Vice President, Assistant Secretary and General Counsel of WRIICO and ISI; Vice President, General Counsel and Assistant Secretary of each of the funds in the Fund Complex; formerly, Assistant Secretary of WDR; formerly, an attorney with Klenda, Mitchell, Austerman & Zuercher, L.L.C.

RESPONSIBILITIES OF THE BOARD OF DIRECTORS

          The Board oversees the operations of the Fund, and is responsible for the overall management and supervision of its affairs in accordance with the laws of the State of Maryland, and directs the officers to perform the daily functions of the Fund. The Board similarly oversees the operations of each of the other funds in the Family of Investment Companies.

Committees of the Board of Directors

          The Board has established the following committees: Audit Committee, Executive Committee, Nominating Committee, Valuation Committee and Investment Review Committee. The respective duties and current memberships are:

AUDIT COMMITTEE: The Audit Committee meets with the Fund’s independent auditors, internal auditors and corporate officers to discuss the scope and results of the annual audit of the Fund, to review financial statements, reports, compliance matters, and to discuss such other matters as the Committee deems appropriate or desirable. The Committee acts as a liaison between the Fund’s independent auditors and the full Board of Directors. James M. Concannon, David P. Gardner, Linda K. Graves, John F. Hayes, and Frank J. Ross, Jr. are the members of the Audit Committee. During the calendar year ended December 31, 2002, the Audit Committee met four times.

EXECUTIVE COMMITTEE: When the Board is not in session, the Executive Committee has and may exercise any or all of the powers of the Board in the management of the business and affairs of the Fund except the power to increase or decrease the size of, or fill vacancies on the Board, and except as otherwise provided by law. Keith A. Tucker, Glendon E. Johnson and John A. Dillingham are the members of the Executive Committee. During the calendar year ended December 31, 2002, the Executive Committee did not meet.

NOMINATING COMMITTEE: The Nominating Committee evaluates, selects and recommends to the Board candidates for disinterested directors. Glendon E. Johnson, Eleanor B. Schwartz and Frederick Vogel III are the members of the Nominating Committee. During the calendar year ended December 31, 2002, the Nominating Committee did not meet.

VALUATION COMMITTEE: The Valuation Committee reviews and considers valuation recommendations by management for securities for which market quotations are not available, and values such securities and other assets at fair value as determined in good faith under procedures established by the Board. Keith A. Tucker and Henry J. Herrmann are the members of the Valuation Committee. During the calendar year ended December 31, 2002, the Valuation Committee met six times.

INVESTMENT REVIEW COMMITTEE: The Investment Review Committee considers such matters relating to the investment management of the funds in the Family of Investment Companies as the Committee may, from time to time, determine warrant review, such as investment management policies and strategies, investment performance, risk management techniques and securities trading practices, and may make recommendations as to these matters to the Board. Frederick Vogel III, Joseph Harroz, Jr. and David P. Gardner are the members of the Investment Review Committee. The Investment Review Committee was formed in February 2002; the Committee met once during the calendar year ended December 31, 2002.

OWNERSHIP OF FUND SHARES AS OF DECEMBER 31, 2002

     The following table provides information regarding shares of the Portfolio, as well as the aggregate dollar range of shares of all funds overseen by the Director within the Family of Investment Companies.

DISINTERESTED DIRECTORS

		Aggregate Dollar Range of Fund Shares Owned in Funds
Director	Dollar Range of Portfolios’ Shares Owned*	Overseen by Director in Family of Investment Companies

James M. Concannon	$0	over $100,000
John A. Dillingham	$0	over $100,000
David P. Gardner	$0	$10,001 to $50,000
Linda K. Graves	$0	over $100,000
Joseph Harroz, Jr.	$0	over $100,000
John F. Hayes	$0	over $100,000
Glendon E. Johnson	$0	over $100,000
Eleanor B. Schwartz	$0	$0
Frederick Vogel III	$0	over $100,000

INTERESTED DIRECTORS

		Aggregate Dollar Range of Fund Shares Owned in Funds
Director	Dollar Range of Portfolios’ Shares Owned*	Overseen by Director in Family of Investment Companies

Henry J. Herrmann	$0	over $100,000
Frank J. Ross, Jr.	$0	over $100,000
Keith A. Tucker	$0	over $100,000

The Directors who are not affiliated persons of the Fund, as defined in the 1940 Act, have deferred a portion of their annual compensation. The values of the Directors’ deferred accounts, as of December 31, 2002 were:

		Aggregate Dollar Range of Fund Shares Deemed Owned
	Dollar Range of Portfolios’ Shares Deemed	in Funds Overseen by Director in Family of Investment
Director	to be Owned*	Companies

James M. Concannon	$0	$1 to $10,000
John A. Dillingham	$0	$1 to $10,000
David P. Gardner	$0	$10,001 to $50,000
Linda K. Graves	$0	$1 to $10,000
Joseph Harroz, Jr.	$0	$50,001 to $100,000
John F. Hayes	$0	$1 to $10,000
Glendon E. Johnson	$0	$1 to $10,000
Frank J. Ross, Jr.	$0	$10,001 to $50,000
Eleanor B. Schwartz	$0	$1 to $10,000
Frederick Vogel III	$0	$1 to $10,000

*The Portfolios’ shares are available for purchase only by Participating Insurance Companies.

          The Board of Directors of the Fund has created an honorary position of Director Emeritus. The Director Emeritus policy currently provides that an incumbent Director who has attained the age of 70 may, or if initially elected as a Director on or after May 31, 1993, has attained the age of 75 must, resign his or her position as Director and, unless he or she elects otherwise, will serve as Director Emeritus provided that the Director has served as a Director of the Fund for at least five years, which need not have been consecutive. A Director Emeritus receives an annual fee from the Fund in an amount equal to the annual retainer at the time he or she resigned as a Director; provided that a Director initially elected to a Board of Directors on or after May 31, 1993, receives such annual fee only for a period of three years commencing upon the date the Director began his or her service as Director Emeritus, or in an equivalent lump sum. A Director Emeritus receives these fees in recognition of his or her past services, whether or not services are rendered in his or her capacity as Director Emeritus, but he or she has no authority or responsibility with respect to management of the Fund. Messrs. Henry L. Bellmon, Jay B. Dillingham, William T. Morgan, Doyle Patterson, Ronald K. Richey and Paul S. Wise retired as Directors of the Fund and of each of the other funds in the Family of Investment Companies, and each serves as Director Emeritus.

          The funds in the Family of Investment Companies pay to each Director (other than Directors who are affiliates of Waddell & Reed) an annual base fee of $65,500 (of which at least $7,500 is deferred), plus $4,250 for each meeting of the Board attended, plus reimbursement of expenses for attending such meeting, and $500 for each committee meeting attended which is not in conjunction with a Board meeting. The fees to the Directors are divided among the funds in the Family of Investment Companies based on each fund’s relative size. Ivy Fund pays to each of its trustees annual compensation of $30,000, which includes $1,000 for each meeting of the Board attended. It is anticipated that the Directors will receive the following fees for service as a director of the Fund:

COMPENSATION TABLE

     Disinterested Directors

		Total
	Aggregate	Compensation
	Compensation	From Fund
	From	and Fund
Director	Portfolio[1]	Complex[2]

James M. Concannon	$0	$82,500
John A. Dillingham	0	82,500
David P. Gardner	0	82,500
Linda K. Graves	0	82,500
Joseph Harroz, Jr.	0	82,500
John F. Hayes	0	82,500
Glendon E. Johnson	0	82,500
Eleanor B. Schwartz	0	82,500
Frederick Vogel III	0	82,500

     Interested Directors

		Total
	Aggregate	Compensation
	Compensation	From Portfolio
	From	and Fund
Director	Portfolio[1]	Complex[2]

Henry J. Herrmann	0	0
Frank J. Ross, Jr.	0	82,500
Keith A. Tucker	0	0

1For the current fiscal year, the Directors have agreed to not allocate any portion of their total compensation to the Portfolio.

2No pension or retirement benefits have been accrued as a part of Portfolio expenses.

          The officers of the Fund are paid by WRIMCO or its affiliates.

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

The following table sets forth information with respect to the Fund, as of June 30, 2003, regarding the beneficial ownership of Fund shares.

Name and Address		Shares owned Beneficially
of Beneficial Owner	Portfolio	or of Record	Percent

	Value	3,569,836	18.69%
Waddell & Reed Advisors	Science and Technology	1,814,854	8.88%
Select Annuity	Asset Strategy	4,848,005	15.93%
	Money Market	11,301,935	12.88%
Nationwide Insurance Co.	Bond	6,505,286	14.29%
	High Income	5,512,236	12.46%
One Nationwide Plaza	Growth	10,519,810	9.98%
	Core Equity	7,820,888	10.09%
Columbus Ohio 43215	International	1,585,303	5.79%
	Small Cap	3,692,941	8.79%
	Balanced	3,050,305	10.94%
	Limited-Term Bond	2,451,563	18.49%

Waddell & Reed Advisors	Value	14,831,467	77.66%
Select Plus Annuity	Science and Technology	6,297,172	30.81%
	Asset Strategy	15,251,997	50.11%
Nationwide Insurance Co.	Money Market	35,940,968	40.95%
	Bond	19,236,315	42.27%
One Nationwide Plaza	High Income	18,014,546	40.73%
	Growth	31,894,115	30.24%
Columbus Ohio 43215	Core Equity	24,660,441	31.80%
	International	7,576,089	27.67%
	Small Cap	13,466,590	32.06%
	Balanced	10,588,244	37.98%
	Limited-Term Bond	7,168,460	54.07%

Advantage II Variable Annuity	Science and Technology	8,668,568	42.41%
	Asset Strategy	6,398,455	21.02%
United Investors Insurance	Money Market	34,115,105	38.87%
Company	Bond	16,534,078	36.33%
	High Income	17,056,535	38.56%
Variable Products Division	Growth	51,661,715	48.99%
	Core Equity	36,586,003	47.19%
P.O. Box 10287	International	14,400,172	52.59%
	Small Cap	19,178,972	45.66%
Birmingham AL 35202	Balanced	10,400,647	37.31%
	Limited-Term Bond	2,963,544	22.35%

Advantage Gold Variable Annuity	Science and Technology	1,871,810	9.16%
	Asset Strategy	2,721,940	8.94%
United Investors Insurance Company	Growth	5,380,575	5.10%
	Core Equity	4,575,132	5.90%
Variable Products Division	International	1,659,599	6.06%
	Small Cap	2,771,670	6.60%
P.O. Box 10287

Birmingham AL 35202
	Balanced	2,549,801	9.15%

Advantage Plus Variable Annuity	Science and Technology	1,269,059	6.21%

United Investors Insurance Company

Variable Products Division

P.O. Box 10287

Birmingham AL 35202

As of June 30, 2003, all of the Directors and officers of the Fund, as a group, owned less than 1% of the outstanding shares of the Fund.

PURCHASES AND REDEMPTIONS

          The separate accounts of the Participating Insurance Companies place orders to purchase and redeem shares of a Portfolio based on, among other things, the amount of premium payments to be invested and the number of surrender and transfer requests to be effected on any day according to the terms of the Policies. Shares of a Portfolio are sold at their NAV per share. No sales charge is paid by any Participating Insurance Company for purchase of shares. Redemptions will be made at the NAV per share of the applicable Portfolio. Payment is generally made within seven days after receipt of a proper request to redeem. The Fund may suspend the right of redemption of shares of the Portfolios and may postpone payment for any period if any of the following conditions exist: (1) the NYSE is closed other than customary weekend and holiday closings or trading on the NYSE is restricted; (2) the SEC has determined that a state of emergency exists which may make payment or transfer not reasonably practicable; (3) the SEC has permitted suspension of the right of redemption of shares for the protection of the shareholders of the Fund; or (4) applicable laws and regulations otherwise permit the Fund to suspend payment on the redemption of shares. Redemptions are ordinarily made in cash but under extraordinary conditions the Fund’s Board may determine that the making of cash payments is undesirable. In such case, redemption payments may be made in Portfolio securities. The redeeming shareholders would incur brokerage costs in selling such securities. The Fund has elected to be governed by Rule 18f-1 under the 1940 Act, pursuant to which it is obligated to redeem shares solely in cash up to the lesser of $250,000 or 1% of its NAV during any 90-day period for any one shareholder.

          Should any conflict between Policyowners arise which would require that a substantial amount of net assets be withdrawn from a Portfolio, orderly portfolio management could be disrupted to the potential detriment of Policyowners. The Fund need not accept any purchase order, and it may discontinue offering the shares of any Portfolio.

SHAREHOLDER COMMUNICATIONS

          Policyowners will receive, from the Participating Insurance Companies, financial statements of the Fund as required under the 1940 Act. Each report shows the investments owned by each Portfolio and the market values thereof and provides other information about the Fund and its operations.

TAXES

General

          Shares of the Portfolios are offered only to insurance company separate accounts that fund Policies. See the applicable Policy prospectus for a discussion of the special taxation of insurance companies with respect to such accounts and of the Policyholders.

          Each Portfolio is treated as a separate corporation for Federal income tax purposes. Each Portfolio intends to qualify for treatment as a regulated investment company (RIC) under the Internal Revenue Code of 1986, as amended (Code), so that it is relieved of Federal income tax on that part of its investment company taxable income (consisting generally of net taxable investment income, net short-term capital gain and net gains from certain foreign currency transactions) that it distributes to its shareholders. To continue to qualify for treatment as a RIC, a Portfolio must distribute to its shareholders for each taxable year at least 90% of its investment company taxable income (Distribution Requirement) and must meet several additional requirements. With respect to a Portfolio, these requirements include the following: (1) the Portfolio must derive at least 90% of its gross income each taxable year from dividends, interest, payments with respect to securities loans, and gains from the sale or other disposition of securities or foreign currencies or other income (including gains from options, futures contracts or forward contracts) derived with respect to its business of investing in securities or those currencies (Income Requirement); (2) at the close of each quarter of the Portfolio’s taxable year, at least 50% of the value of its total assets must be represented by cash and cash items, U.S. Government securities, securities of other RICs and other securities that are limited, in respect of any one issuer, to an amount that does not exceed 5% of the value of the Portfolio’s total assets and that does not represent more than 10% of the issuer’s outstanding voting securities (50% Diversification Requirement); and (3) at the close of each quarter of the Portfolio’s taxable year, not more than 25% of the value of its total assets may be invested in securities (other than U.S. Government securities or the securities of other RICs) of any one issuer.

          Each Portfolio intends to comply with the diversification requirements imposed by section 817(h) of the Code and the regulations thereunder. These requirements, which are in addition to the diversification requirements imposed on a Portfolio by the 1940 Act and Subchapter M of the Code, place certain limitations on the assets of each separate account — and, because section 817(h) and those regulations treat the assets of the Portfolio as assets of the related separate account, of the Portfolio — that may be invested in securities of a single issuer. Specifically, the regulations provide that, except as permitted by the safe harbor described below, as of the end of each calendar quarter or within 30 days thereafter, no more than 55% of a Portfolio’s total assets may be represented by any one investment, no more than 70% by any two investments, no more than 80% by any three investments and no more than 90% by any four investments. For this purpose, all securities of the same issuer are considered a single investment, and while each U.S. Government agency and instrumentality is considered a separate issuer, a particular foreign government and its agencies, instrumentalities and political subdivisions all will be considered the same issuer. Section 817(h) provides, as a safe harbor, that a separate account will be treated as being adequately diversified if the diversification requirements under Subchapter M are satisfied and no more than 55% of the value of the account’s total assets are cash and cash items, government securities and securities of other RICs. Failure of a Portfolio to satisfy the section 817(h) requirements would result in taxation of the Participating Insurance Companies and treatment of the Policyowners other than as described in the prospectuses for the Policies. If a Portfolio failed to qualify for treatment as a regulated investment company for any taxable year, (1) it would be taxed at corporate rates on the full amount of its taxable income for that year without being able to deduct the distributions it makes to its shareholders, (2) the shareholders would treat all those distributions, including distributions of net capital gains (the excess of net long-term capital gains over net short-term capital losses), as dividends (that is, ordinary income) to the extent of the Portfolio’s earnings and profits, and (3) most importantly, each insurance company separate account invested therein would fail to satisfy the diversification requirements of Code section 817(h), with the result that the variable annuity contracts supported by that account would no longer be eligible for tax deferral. In addition, the Portfolio could be required to recognize unrealized gains, pay substantial taxes and interest and make substantial distributions before requalifying for regulated investment company treatment.

          Dividends and distributions declared by a Portfolio in December of any year and payable to its shareholders of record on a date in that month are deemed to have been paid by the Portfolio and received by the shareholders on December 31 of that year even if they are paid by the Portfolio during the following January. Accordingly, those dividends and distributions will be taxed to the shareholders for the year in which that December 31 falls.

          A Portfolio will be subject to a nondeductible 4% excise tax (Excise Tax) to the extent it fails to distribute, by the end of any calendar year, substantially all of its ordinary income for that year and capital gains net income for the one-year period ending on October 31 of that year, plus certain other amounts. For these purposes, a Portfolio may defer into the next calendar year net capital losses incurred between November 1 and the end of the current calendar year. It is each Portfolio’s policy to pay sufficient dividends and distributions each year to avoid imposition of the Excise Tax.

     Income from Foreign Securities

          Dividends and interest received, and gains realized, by a Portfolio may be subject to income, withholding or other taxes imposed by foreign countries and U.S. possessions (foreign taxes) that would reduce the yield and/or total return on its securities. Tax conventions between certain countries and the United States may reduce or eliminate foreign taxes, however, and many foreign countries do not impose taxes on capital gains in respect of investments by foreign investors.

          A Portfolio may invest in the stock of passive foreign investment companies (PFICs). A PFIC is any foreign corporation that (with certain exceptions), in general, meets either of the following tests: (1) at least 75% of its gross income is passive or (2) an average of at least 50% of its assets produce, or are held for the production of, passive income. Under certain circumstances, a Portfolio will be subject to Federal income tax on a portion of any excess distribution received on the stock of a PFIC or of any gain on disposition of the stock (collectively PFIC income), plus interest thereon, even if the Portfolio distributes the PFIC income as a taxable dividend to its shareholders. The balance of the PFIC income will be included in the Portfolio’s investment company taxable income and, accordingly, will not be taxable to it to the extent it distributes that income to its shareholders.

          If a Portfolio invests in a PFIC and elects to treat the PFIC as a qualified electing fund (QEF), then in lieu of the foregoing tax and interest obligation, the Portfolio will be required to include in income each year its pro rata share of the QEF’s annual ordinary earnings and net capital gain — which probably would have to be distributed by the Portfolio to satisfy the Distribution Requirement and to avoid imposition of the Excise Tax — even if those earnings and gain were not distributed to the Portfolio by the QEF. In most instances it will be very difficult, if not impossible, to make this election because of certain requirements thereof.

          A Portfolio may elect to mark to market its stock in any PFIC. Marking-to-market, in this context, means including in ordinary income each taxable year the excess, if any, of the fair market value of a PFIC’s stock over the Portfolio’s adjusted basis therein as of the end of that year. Pursuant to the election, the Portfolio also may deduct (as an ordinary, not capital, loss) the excess, if any, of its adjusted basis in PFIC stock over the fair market value thereof as of the taxable year-end, but only to the extent of any net mark-to-market gains with respect to that stock included by the

Portfolio for prior taxable years under the election (and under regulations proposed in 1992 that provided a similar election with respect to the stock of certain PFICs). The Portfolio’s adjusted basis in each PFIC’s stock with respect to which it makes this election will be adjusted to reflect the amounts of income included and deductions taken under the election.

     Income from Options, Futures and Forward Currency Contracts and Foreign Currencies

          The use of hedging and option income strategies, such as writing (selling) and purchasing options and futures contracts and entering into forward currency contracts, involves complex rules that will determine for income tax purposes the amount, character and timing of recognition of the gains and losses a Portfolio realizes in connection therewith. Gains from the disposition of foreign currencies (except certain gains that may be excluded by future regulations), and gains from options, futures contracts and forward currency contracts derived by a Portfolio with respect to its business of investing in securities or foreign currencies, will qualify as permissible income under the Income Requirement.

          Any income the Portfolio earns from writing options is treated as short-term capital gains. If a Portfolio enters into a closing purchase transaction, it will have a short-term capital gain or loss based on the difference between the premium it received for the option it wrote and the premium it pays for the option it buys. If an option written by a Portfolio lapses without being exercised, the premium it receives also will be a short-term capital gain. If such an option is exercised and the Portfolio thus sells the securities subject to the option, the premium the Portfolio receives will be added to the exercise price to determine the gain or loss on the sale.

          Certain options, futures contracts and forward currency contracts in which a Portfolio may invest may be section 1256 contracts. Section 1256 contracts held by a Portfolio at the end of its taxable year, other than contracts subject to a mixed straddle election made by the Portfolio, are marked-to-market (that is, treated as sold at that time for their fair market value) for Federal income tax purposes, with the result that unrealized gains or losses are treated as though they were realized. Sixty percent of any net gains or losses recognized on these deemed sales, and 60% of any net realized gains or losses from any actual sales of section 1256 contracts, are treated as long-term capital gains or losses, and the balance is treated as short-term capital gains or losses. Section 1256 contracts also may be marked-to-market for purposes of the Excise Tax and other purposes. A Portfolio may need to distribute any mark-to-market gains to its shareholders to satisfy the Distribution Requirement and/or avoid imposition of the Excise Tax, even though it may not have closed the transactions and received cash to pay the distributions.

          Code section 1092 (dealing with straddles) may also affect the taxation of options and futures contracts in which a Portfolio may invest. That section defines a straddle as offsetting positions with respect to personal property; for these purposes, options, futures contracts and forward currency contracts are personal property. Section 1092 generally provides that any loss from the disposition of a position in a straddle may be deducted only to the extent the loss exceeds the unrealized gain on the offsetting position(s) of the straddle. In addition, these rules may postpone the recognition of loss that would otherwise be recognized under the mark-to-market rules discussed above. The regulations under section 1092 also provide certain wash sale rules, which apply to transactions where a position is sold at a loss and a new offsetting position is acquired within a prescribed period, and short sale rules applicable to straddles. If a Portfolio makes certain elections, the amount, character and timing of the recognition of gains and losses from the affected straddle positions will be determined under rules that vary according to the elections made. Because only a few of the regulations implementing the straddle rules have been promulgated, the tax consequences of straddle transactions to a Portfolio are not entirely clear.

          If a Portfolio has an appreciated financial position — generally, an interest (including an interest through an option, futures or forward currency contract or short sale) with respect to any stock, debt instrument (other than straight debt) or partnership interest the fair market value of which exceeds its adjusted basis — and enters into a constructive sale of the position, the Portfolio will be treated as having made an actual sale thereof, with the result that gain will be recognized at that time. A constructive sale generally consists of a short sale, an offsetting notional principal contract or futures or forward currency contract entered into by a Portfolio or a related person with respect to the same or substantially identical property. In addition, if the appreciated financial position is itself a short sale or such a contract, acquisition of the underlying property or substantially identical property will be deemed a constructive sale. The foregoing will not apply, however, to any transaction during any taxable year that otherwise would be treated as a constructive sale if the transaction is closed within 30 days after the end of that year and the Portfolio holds the appreciated financial position unhedged for 60 days after that closing (i.e., at no time during that 60-day period is the Portfolio’s risk of loss regarding that position reduced by reason of certain specified transactions with respect to substantially identical or related property, such as having an option to sell, being contractually obligated to sell, making a short sale, or granting an option to buy substantially identical stock or securities).

DIVIDENDS AND DISTRIBUTIONS

          It is the Fund’s intention to distribute substantially all the net investment income, if any, of each Portfolio. For dividend purposes, net investment income of the Portfolio, will consist of all payments of dividends or interest received by the Portfolio less the estimated expenses of the Portfolio.

          Dividends from investment income of each Portfolio will usually be declared and paid annually in December in additional full and fractional shares of the Portfolio. Ordinarily, dividends are paid on shares starting on the day after they are issued and on shares the day they are redeemed.

          All net realized long-term or short-term capital gains of a Portfolio, if any, are declared and distributed annually in December to its shareholders.

          It is the policy of each Portfolio to make annual capital gains distributions to the extent that net capital gains are realized in excess of available capital loss carryovers. Income and expenses are earned and incurred separately by each Portfolio, and gains and losses on portfolio transactions of a Portfolio are attributable only to that Portfolio. For example, capital losses realized by one Portfolio would not affect capital gains realized by another portfolio of the Fund.

PORTFOLIO TRANSACTIONS AND BROKERAGE

          One of the duties undertaken by a Portfolio’s Sub-Advisor, pursuant to its Sub-Advisory Agreement, is to arrange the purchase and sale of securities for the Portfolio. Purchases from underwriters include a commission or concession paid by the issuer to the underwriter. Purchases from dealers will include the spread between the bid and the asked prices. Otherwise, transactions in securities other than those for which an exchange is the primary market are generally effected with dealers acting as principals or market makers. Brokerage commissions are paid primarily for effecting transactions in securities traded on an exchange and otherwise only if it appears likely that a better price or execution can be obtained. A Portfolio’s Sub-Advisor may manage other advisory accounts with investment objectives similar to those of the Portfolio. It can be anticipated that a Sub-Advisor will frequently, yet not always, place concurrent orders for all or most accounts for which it has responsibility, or the Sub-Advisor may otherwise combine orders for the Portfolio with those of other accounts for which it has investment discretion, including accounts of its affiliates. Under current written procedures, transactions effected pursuant to such combined orders are averaged as to price and allocated in accordance with the purchase or sale orders actually placed for each fund or advisory account, except where the combined order is not filled completely. In this case, for a transaction not involving an initial public offering (IPO), a Sub-Advisor will ordinarily allocate the transaction pro rata based on the orders it has placed, subject to certain variances provided for in the written procedures. For a partially filled IPO order, subject to certain variances specified in the written procedures, a Sub-Advisor generally allocates the shares as follows: the IPO shares are initially allocated pro rata among the included portfolios/funds and/or advisory accounts grouped according to investment objective, based on relative total assets of each group; and the shares are then allocated within each group pro rata based on relative total assets of the included portfolios/funds and/or advisory accounts, except that (a) within a group having a small cap-related investment objective, shares are allocated on a rotational basis after taking into account the impact of the anticipated initial gain on the value of the included portfolio/fund or advisory account and (b) within a group having a mid cap-related investment objective, shares are allocated based on the portfolio manager’s judgment, including but not limited to such factors as the portfolio/fund’s or advisory account’s investment strategies and policies, cash availability, any minimum investment policy, liquidity, anticipated term of the investment and current securities positions. In all cases, a Sub-Advisor seeks to implement its allocation procedures to achieve a fair and equitable allocation of securities among its portfolios/funds and other advisory accounts. Sharing in large transactions could affect the price a Portfolio pays or receives or the amount it buys or sells. As well, a better negotiated commission may be available through combined orders.

          To effect the portfolio transactions of a Portfolio, its Sub-Advisor is authorized to engage broker-dealers (brokers) which, in its best judgment based on all relevant factors, will implement the policy of the Portfolio to seek best execution (prompt and reliable execution at the best price obtainable) for reasonable and competitive commissions. The Sub-Advisor need not seek competitive commission bidding but is expected to minimize the commissions paid to the extent consistent with the interests and policies of the Portfolio. Subject to review by the Board, such policies include the selection of brokers which provide execution and/or research services and other services, including pricing or quotation services directly or through others (research and brokerage services) considered by the Sub-Advisor to be useful or desirable for its investment management of the Portfolio and/or the other funds and accounts over which the Sub-Advisor has investment discretion.

          Research and brokerage services are, in general, defined by reference to Section 28(e) of the Securities Exchange Act of 1934 as including (1) advice, either directly or through publications or writings, as to the value of securities, the advisability of investing in, purchasing or selling securities and the availability of securities and purchasers or sellers, (2) furnishing analyses and reports, or (3) effecting securities transactions and performing functions incidental thereto (such as clearance, settlement and custody). Investment discretion is, in general, defined as having authorization to determine what securities shall be purchased or sold for an account, or making those decisions even though someone else has responsibility.

          The commissions paid to brokers that provide such research and/or brokerage services may be higher than the commission another qualified broker would charge for effecting comparable transactions and are permissible if a good faith determination is made by the Sub-Advisor that the commission is reasonable in relation to the research or brokerage services provided. No allocation of brokerage or principal business is made to provide any other benefits to the Sub-Advisor or its affiliates.

          The investment research provided by a particular broker may be useful only to one or more of the other advisory accounts of a Sub-Advisor, and investment research received for the commissions of those other accounts may be useful both to the Portfolio and one or more of such other accounts. Such investment research, which may be supplied by a third party at the request of a broker, includes information on particular companies and industries as well as market, economic or institutional activity areas. It serves to broaden the scope and supplement the research activities of the Sub-Advisor; serves to make available additional views for consideration and comparisons; and enables the Sub-Advisor, as applicable, to obtain market information on the price of securities held in the Portfolio or being considered for purchase.

          To the extent that electronic or other products provided by such brokers to assist a Sub-Advisor in making investment management decisions are used for administration or other non-research purposes, a reasonable allocation of the cost of the product attributable to its non-research use is made and this cost is paid by the Sub-Advisor.

          The Fund may also use its brokerage to pay for pricing or quotation services to value securities. The Portfolios have not been in operation prior to the date of this SAI; therefore, no brokerage commissions were paid by the Fund with respect to the Portfolios.

          The Fund, WRIMCO, Waddell & Reed and each of the Sub-Advisors have adopted a Code of Ethics under Rule 17j-1 of the 1940 Act that permits their respective directors, officers and employees to invest in securities, including securities that may be purchased or held by the Portfolio. The Code of Ethics subjects covered personnel to certain restrictions that include prohibited activities, pre-clearance requirements and reporting obligations.

OTHER INFORMATION

     Capital Stock

          Capital stock is currently divided into the following classes which are a type of class designated a series as that term is defined in the Articles of Incorporation of the Fund: Asset Strategy Portfolio, Balanced Portfolio, Bond Portfolio, Growth Portfolio, High Income Portfolio, Core Equity Portfolio, International Portfolio, International II Portfolio, Limited-Term Bond Portfolio, Money Market Portfolio, Micro Cap Growth Portfolio, Science and Technology Portfolio, Small Cap Portfolio, Small Cap Value Portfolio, and Value Portfolio.

          The Board may change the designation of any Fund series and may increase or decrease the numbers of shares of any Fund series but may not decrease the number of shares of any Fund series below the number of shares then outstanding.

          Each issued and outstanding share in a Fund series is entitled to participate equally in dividends and distributions declared by the Fund series and, upon liquidation or dissolution, in net assets of such Fund series remaining after satisfaction of outstanding liabilities. The shares of each

Fund series when issued are fully paid and nonassessable.

          The Fund does not hold annual meetings of shareholders; however, certain significant corporate matters, such as the approval of a new investment advisory agreement or a change in a fundamental investment policy, which require shareholder approval, will be presented to shareholders at a meeting called by the Board for such purpose.

          Special meetings of shareholders may be called for any purpose upon receipt by the Fund of a request in writing signed by shareholders holding not less than 25% of all shares entitled to vote at such meeting, provided certain conditions stated in the Bylaws are met. There will normally be no meeting of the shareholders for the purpose of electing directors until such time as less than a majority of directors holding office have been elected by shareholders, at which time the directors then in office will call a shareholders’ meeting for the election of directors. To the extent that Section 16(c) of the 1940 Act applies to the Fund, the directors are required to call a meeting of shareholders for the purpose of voting upon the question of removal of any director when requested in writing to do so by the shareholders of record of not less than 10% of the Fund’s outstanding shares.

     Voting Rights

          All shares of the Fund have equal voting rights (regardless of the NAV per share) except that on matters affecting only one series, only shares of that series are entitled to vote. The shares do not have cumulative voting rights. Accordingly, the holders of more than 50% of the shares of the Fund voting for the election of directors can elect all of the directors of the Fund if they choose to do so, and in such event the holders of the remaining shares would not be able to elect any directors.

          Matters in which the interests of all the Fund series are substantially identical (such as the election of Directors or the approval of independent public accountants) will be voted on by all shareholders without regard to the separate Fund series. Matters that affect all the Fund series but where the interests of the Fund series are not substantially identical (such as approval of the Investment Management Agreement) will be voted on separately by each Fund series. Matters affecting only one Fund series, such as a change in its fundamental policies or its Sub-Advisor, will be voted on separately by that Fund series.

          Matters requiring separate shareholder voting by the Fund series shall have been effectively acted upon with respect to any Fund series if a majority of the outstanding voting securities of that Fund series votes for approval of the matter, notwithstanding that: (1) the matter has not been approved by a majority of the outstanding voting securities of any other Fund series; or (2) the matter has not been approved by a majority of the outstanding voting securities of the Fund.

          The phrase a majority of the outstanding voting securities of a Fund series (or of the Fund) means the vote of the lesser of: (1) 67% of the shares of the Fund series (or the Fund) present at a meeting if the holders of more than 50% of the outstanding shares are present in person or by proxy; or (2) more than 50% of the outstanding shares of a series (or the Fund).

          To the extent required by law, Policyholders are entitled to give voting instructions with respect to Fund shares held in the separate accounts of Participating Insurance Companies. Participating Insurance Companies will vote the shares in accordance with such instructions unless otherwise legally required or permitted to act with respect to such instructions.

APPENDIX A

          The following are descriptions of some of the ratings of securities which the Fund may use. The Fund may also use ratings provided by other nationally recognized statistical rating organizations in determining the eligibility of securities for the Portfolios.

DESCRIPTION OF BOND RATINGS

          Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. An S&P corporate or municipal bond rating is a current assessment of the creditworthiness of an obligor with respect to a specific obligation. This assessment of creditworthiness may take into consideration obligors such as guarantors, insurers or lessees.

          The debt rating is not a recommendation to purchase, sell or hold a security, inasmuch as it does not comment as to market price or suitability for a particular investor.

          The ratings are based on current information furnished to S&P by the issuer or obtained by S&P from other sources it considers reliable. S&P does not perform any audit in connection with any ratings and may, on occasion, rely on unaudited financial information. The ratings may be changed, suspended or withdrawn as a result of changes in, or unavailability of, such information, or based on other circumstances.

          The ratings are based, in varying degrees, on the following considerations:

1.          Likelihood of default — capacity and willingness of the obligor as to the timely payment of interest and repayment of principal in accordance with the terms of the obligation;

2.          Nature of and provisions of the obligation;

3.          Protection afforded by, and relative position of, the obligation in the event of bankruptcy, reorganization or other arrangement under the laws of bankruptcy and other laws affecting creditors’ rights.

          A brief description of the applicable S&P rating symbols and their meanings follow:

          AAA — Debt rated AAA has the highest rating assigned by Standard & Poor’s. Capacity to pay interest and repay principal is extremely strong.

          AA — Debt rated AA also qualifies as high-quality debt. Capacity to pay interest and repay principal is very strong, and debt rated AA differs from AAA issues only in a small degree.

          A — Debt rated A has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

          BBB — Debt rated BBB is regarded as having an adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher rated categories.

          BB, B, CCC, CC, C — Debt rated BB, B, CCC, CC and C is regarded as having predominantly speculative characteristics with respect to capacity to pay interest and repay principal in accordance with the terms of the obligation. BB indicates the lowest degree of speculation and C the highest degree of speculation. While such debt will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major exposures to adverse conditions.

          BB — Debt rated BB has less near-term vulnerability to default than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments. The BB rating category is also used for debt subordinated to senior debt that is assigned an actual or implied BBB- rating.

          B — Debt rated B has a greater vulnerability to default but currently has the capacity to meet interest payments and principal repayments. Adverse business, financial, or economic conditions will likely impair capacity or willingness to pay interest and repay principal. The B rating category is also used for debt subordinated to senior debt that is assigned an actual or implied BB or BB- rating.

          CCC — Debt rated CCC has a currently indefinable vulnerability to default, and is dependent upon favorable business, financial and economic conditions to meet timely payment of interest and repayment of principal. In the event of adverse business, financial or economic conditions, it is not likely to have the capacity to pay interest and repay principal. The CCC rating category is also used for debt subordinated to senior debt that is assigned an actual or implied B or B- rating.

          CC — The rating CC is typically applied to debt subordinated to senior debt that is assigned an actual or implied CCC rating.

          C — The rating C is typically applied to debt subordinated to senior debt which is assigned an actual or implied CCC- debt rating. The C rating may be used to cover a situation where a bankruptcy petition has been filed, but debt service payments are continued.

          CI — The rating CI is reserved for income bonds on which no interest is being paid.

          D — Debt rated D is in payment default. It is used when interest payments or principal payments are not made on a due date even if the applicable grace period has not expired, unless S&P believes that such payments will be made during such grace periods. The D rating will also be used upon a filing of a bankruptcy petition if debt service payments are jeopardized.

          Plus (+) or Minus (-) — To provide more detailed indications of credit quality, the ratings from AA to CCC may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

          NR — Indicates that no public rating has been requested, that there is insufficient information on which to base a rating, or that S&P does not rate a particular type of obligation as a matter of policy.

          Debt Obligations of issuers outside the United States and its territories are rated on the same basis as domestic corporate and municipal issues. The ratings measure the creditworthiness of the obligor but do not take into account currency exchange and related uncertainties.

          Bond Investment Quality Standards: Under present commercial bank regulations issued by the Comptroller of the Currency, bonds rated in the top four categories (AAA, AA, A, BBB, commonly known as Investment Grade ratings) are generally regarded as eligible for bank investment. In addition, the Legal Investment Laws of various states governing legal investments may impose certain rating or other standards for obligations eligible for investment by savings banks, trust companies, insurance companies and fiduciaries generally.

          Moody’s. A brief description of the applicable Moody’s rating symbols and their meanings follows:

          Aaa — Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as gilt edge. Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

          Aa — Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuations of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

          A — Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

          Baa — Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Some bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

     NOTE: Bonds within the above categories which possess the strongest investment attributes are designated by the symbol 1 following the rating.

          Ba — Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well assured. Often the protection of interest and principal payments may be very moderate and thereby not well safeguarded during good and bad times over the future. Uncertainty of position characterizes bonds in this class.

          B — Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

          Caa — Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

          Ca — Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

          C — Bonds which are rated C are the lowest rated class of bonds and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

Description of preferred stock ratings

          Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. An S&P preferred stock rating is an assessment of the capacity and willingness of an issuer to pay preferred stock dividends and any applicable sinking fund obligations. A preferred stock rating differs from a bond rating inasmuch as it is assigned to an equity issue, which issue is intrinsically different from, and subordinated to, a debt issue. Therefore, to reflect this difference, the preferred stock rating symbol will normally not be higher than the debt rating symbol assigned to, or that would be assigned to, the senior debt of the same issuer.

          The preferred stock ratings are based on the following considerations:

1.          Likelihood of payment — capacity and willingness of the issuer to meet the timely payment of preferred stock dividends and any applicable sinking fund requirements in accordance with the terms of the obligation;

2.          Nature of, and provisions of, the issue;

3.          Relative position of the issue in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditors’ rights.

          AAA — This is the highest rating that may be assigned by S&P to a preferred stock issue and indicates an extremely strong capacity to pay the preferred stock obligations.

          AA — A preferred stock issue rated AA also qualifies as a high-quality fixed income security. The capacity to pay preferred stock obligations is very strong, although not as overwhelming as for issues rated AAA.

          A — An issue rated A is backed by a sound capacity to pay the preferred stock obligations, although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions.

          BBB — An issue rated BBB is regarded as backed by an adequate capacity to pay the preferred stock obligations. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to make payments for a preferred stock in this category than for issues in the A’ category.

          BB, B, CCC — Preferred stock rated BB, B, and CCC are regarded, on balance, as predominantly speculative with respect to the issuer’s capacity to pay preferred stock obligations. BB indicates the lowest degree of speculation and CCC the highest degree of speculation. While such issues will likely have some quality and protective characteristics, these are outweighed by large uncertainties or major risk exposures to adverse conditions.

          CC — The rating CC is reserved for a preferred stock issue in arrears on dividends or sinking fund payments but that is currently paying.

          C — A preferred stock rated C is a non-paying issue.

          D — A preferred stock rated D is a non-paying issue with the issuer in default on debt instruments.

          NR — This indicates that no rating has been requested, that there is insufficient information on which to base a rating, or that S&P does not rate a particular type of obligation as a matter of policy.

          Plus (+) or minus (-) — To provide more detailed indications of preferred stock quality, the rating from AA to CCC may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

          A preferred stock rating is not a recommendation to purchase, sell, or hold a security inasmuch as it does not comment as to market price or suitability for a particular investor. The ratings are based on current information furnished to S&P by the issuer or obtained by S&P from other sources it considers reliable. S&P does not perform an audit in connection with any rating and may, on occasion, rely on unaudited financial information. The ratings may be changed, suspended, or withdrawn as a result of changes in, or unavailability of, such information, or based on other circumstances.

          Moody’s. Note: Moody’s applies numerical modifiers 1, 2 and 3 in each rating classification; the modifier 1 indicates that the security ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

          Preferred stock rating symbols and their definitions are as follows:

          aaa — An issue which is rated aaa is considered to be a top-quality preferred stock. This rating indicates good asset protection and the least risk of dividend impairment within the universe of preferred stocks.

          aa — An issue which is rated aa is considered a high-grade preferred stock. This rating indicates that there is a reasonable assurance the earnings and asset protection will remain relatively well-maintained in the foreseeable future.

          a — An issue which is rated a is considered to be an upper-medium grade preferred stock. While risks are judged to be somewhat greater than in the aaa and aa classification, earnings and asset protection are, nevertheless, expected to be maintained at adequate levels.

          baa — An issue which is rated baa is considered to be a medium-grade preferred stock, neither highly protected nor poorly secured. Earnings and asset protection appear adequate at present but may be questionable over any great length of time.

          ba — An issue which is rated ba is considered to have speculative elements and its future cannot be considered well assured. Earnings and asset protection may be very moderate and not well safeguarded during adverse periods. Uncertainty of position characterizes preferred stocks in this class.

          b — An issue which is rated b generally lacks the characteristics of a desirable investment. Assurance of dividend payments and maintenance of other terms of the issue over any long period of time may be small.

          caa — An issue which is rated caa is likely to be in arrears on dividend payments. This rating designation does not purport to indicate the future status of payments.

          ca — An issue which is rated ca is speculative in a high degree and is likely to be in arrears on dividends with little likelihood of eventual payments.

          c — This is the lowest rated class of preferred or preference stock. Issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

DESCRIPTION OF COMMERCIAL PAPER RATINGS

          S&P commercial paper rating is a current assessment of the likelihood of timely payment of debt considered short-term in the relevant market. Ratings are graded into several categories, ranging from A-1 for the highest quality obligations to D for the lowest. Issuers rated A are further referred to by use of numbers 1, 2 and 3 to indicate the relative degree of safety. Issues assigned an A rating (the highest rating) are regarded as having the greatest capacity for timely payment. An A-1 designation indicates that the degree of safety regarding timely payment is strong. Those issues determined to possess extremely strong safety characteristics are denoted with a plus sign (+) designation. An A-2 rating indicates that capacity for timely payment is satisfactory; however, the relative degree of safety is not as high as for issues designated A-1. Issues rated A-3 have adequate capacity for timely payment; however, they are more vulnerable to the adverse effects of changes in circumstances than obligations carrying the higher designations. Issues rated B are regarded as having only speculative capacity for timely payment. A C rating is assigned to short-term debt obligations with a doubtful capacity for payment. Debt rated D is in payment default, which occurs when interest payments or principal payments are not made on the date due, even if the applicable grace period has not expired, unless S&P believes that such payments will be made during such grace period.

          Moody’s commercial paper ratings are opinions of the ability of issuers to repay punctually promissory obligations not having an original maturity in excess of nine months. Moody’s employs the designations of Prime 1, Prime 2 and Prime 3, all judged to be investment grade, to indicate the relative repayment capacity of rated issuers. Issuers rated Prime 1 have a superior capacity for repayment of short-term promissory obligations and repayment capacity will normally be evidenced by (1) leading market positions in well established industries; (2) high rates of return on funds employed; (3) conservative capitalization structures with moderate reliance on debt and ample asset protection; (4) broad margins in earnings coverage of fixed financial charges and high internal cash generation; and (5) well established access to a range of financial markets and assured sources of alternate liquidity. Issuers rated Prime 2 also have a strong capacity for repayment of short-term promissory obligations as will normally be evidenced by many of the characteristics described above for Prime 1 issuers, but to a lesser degree. Earnings trends and coverage ratios, while sound, will be more subject to variation; capitalization characteristics, while still appropriate, may be more affected by external conditions; and ample alternate liquidity is maintained. Issuers rated Prime 3 have an acceptable capacity for repayment of short-term promissory obligations, as will normally be evidenced by many of the characteristics above for Prime 1 issuers, but to a lesser degree. The effect of industry characteristics and market composition may be more pronounced; variability in earnings and profitability may result in changes in the level of debt protection measurements and requirement for relatively high financial leverage; and adequate alternate liquidity is maintained.